As Filed With The Securities And Exchange Commission On August 7, 2000
                          Commission File No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       INTERACTIVE TECHNOLOGIES.COM, LTD.
                 (Name of small business issuer in its charter)

           Delaware                        7389                     06-1460654
           --------                        ----                     ----------
  (State or Jurisdiction of      (Primary Standard Industrial     (IRS Employer
Organization or Incorporation)    Classification Code Number)     Identification
                                                                     Number)


                       110 East Atlantic Avenue, Suite 400
                           Delray Beach, Florida 33444
                                  561-454-3300
              (Address and telephone number of principal executive
                    offices and principal place of business)

                   William R. Becker, Chief Executive Officer
                       Interactive Technologies.com, Ltd.
                       110 East Atlantic Avenue, Suite 400
                           Delray Beach, Florida 33444
                                  561-454-3300
            (Name, address and telephone number of agent for service)

                                    Copy to:
                             Steven D. Dreyer, Esq.
                     Hall Dickler Kent Goldstein & Wood, LLP
                                909 Third Avenue
                            New York, New York 10022
                                 (212) 339-5400
                               Fax: (212) 935-3121

Approximate date of proposed sale to the public: AS SOON AS PRACTICAL AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to rule 434, check the following box. [_]

                         CALCULATION OF REGISTRATION FEE


                                                                    Proposed
Title of Each Class                   Proposed Maximum              Maximum                   Amount of
of Securities to be                   Amount                        Offering Price            Aggregate                Registration
Registered                            to be Registered              Per Share                 Offering Price           Fee
----------                            ----------------              --------------            --------------           ---
Common Stock, par value $.001
per share, for Selling
Stockholder                            1,940,570 (1)                   $1.30                   $2,522,741                $666.00 (2)
Common Stock, par value $.001
per share, issuable upon
exercise of Warrants issued to the
Selling Stockholder in connection
with the issuance of Common Stock        329,896 (3)                   $5.82                   $1,919,995                $507.00 (4)
                                                                                               ----------              -----------
                                                                                               $4,442,736              $1,173.00

----------------------
(1) In accordance with Rules 416 and 457, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon repricing of the shares of Common Stock initially issued to the Selling Stockholder and to prevent dilution resulting from stock splits or stock dividends.

(2) Fee determined pursuant to Rule 457(c) based upon August 2, 2000 stock pricing.

(3) In accordance with Rules 416 and 457, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon exercise of the Warrants to prevent dilution resulting from stock splits or stock dividends.

(4) Fee determined pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion, Dated August __, 2000

                                   Prospectus

                             _______________ Shares

                       Interactive Technologies.com, Ltd.
                                  Common Stock

The selling stockholder is offering up to [    ] shares of our common stock. We
will not receive any proceeds from the sale ofs this common stock. No shares are being offered for sale us at this time.

The selling stockholder may sell these shares from time to time in the over-the-counter market or otherwise.

Our common stock is quoted in the National Quotation Bureau Pink Sheets under the symbol "INTR." On July 31, 2000, the last reported bid price of the common stock on the Pink Sheets was $1.45 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED ON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              _______________, 2000

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                                TABLE OF CONTENTS

                                                                            Page

Prospectus summary                                                           1
Risk factors.
Use of proceeds.
Forward-looking statements
Price range of common stock.
Dividend policy.
Capitalization
Selected consolidated financial data
Management's discussion and analysis of financial condition and results of operations.
Business Management
Certain transactions
Principal stockholders
Selling stockholder
Description of securities.
Shares eligible for future sale.
Plan of distribution
Legal matters.
Experts
Additional information

                            -------------------------

Until _______________, 2000 (40 days after the date of this prospectus), all dealers effecting transactions in the common stock may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company, the risks of investing in our common stock, and our financial statements and notes to those statements appearing elsewhere in this prospectus.

                                  OUR BUSINESS

We were incorporated in the State of Delaware on March 31, 1993 under the name ADV Acquisition Corp. On February 26, 1999, control of our corporation, which was then called Interfund Resources, Ltd., was transferred to William R. Becker and to entities affiliated with him in a "reverse acquisition" transaction. Upon completion of that transaction,

      o we obtained an 80% ownership interest in the four corporations identified below;

      o we issued to Mr. Becker, individually and jointly with his wife, Joni, and to a family trust established by Mr. Becker, 18,000,000 shares of our common stock;

      o Mr. and Mrs. Becker, together with the family trust, retained the remaining 20% ownership interest in those four corporations; and

      o     our name was changed to Interactive Technologies.com, Ltd.

Our principal executive offices are located at 110 East Atlantic Avenue, Delray Beach, Florida 33444, and our telephone and fax numbers are 561-454-3300 and 561-454-3360, respectively. Our Web site address is www.intrinfo.com. Information accessed on or through our Web site, or the Web sites of any of our subsidiaries, does NOT constitute a part of this prospectus.

We offer to companies, businesses, fund raising organizations, large associations, affinity groups, their members and customers, directly and through our 80%-owned subsidiary, JoinUsOnline.com, Inc. ("JoinUsOnline"), privileged access to Internet business-to-business and business-to-consumer benefits, products and services. Through the agreements that we and JoinUsOnline have with such organizations, more than 29,000,000 households and 1,500,000 businesses have access to those benefits, products and services. As of the date of this prospectus, approximately 3,500,000 of those households and businesses have obtained one or more of the benefits, products and services that that we provide. We offer such benefits, products and services through web portals that we develop and operate for our own use, and also through "private labeled" web portals that we develop and operate for other businesses and organizations.

We also conduct business through:

      o United Interactive Technologies, Inc. ("United Interactive"), an 80%-owned subsidiary which develops and hosts Internet web portals and Web sites, and which provides high speed Internet access services via its direct connection to the Internet at the only Internet network access point located in the state of Florida;

      o Integrated Merchant Services, Inc. ("IMS"), an 80%-owned subsidiary which operates a credit card processing business through which merchants may process and obtain payment for their customers' e-commerce and in-store credit and debit card purchase transactions;

      o Web Classified.net, Inc. ("Web Classified"), an 80%-owned subsidiary which markets to small businesses the ability to inexpensively construct a customized business-to-business or business-to-consumer three page Web site which the customer can create on-line through a database driven Web site generation application produced by IMS;

      o Express Financial Corp. ("Express Financial"), a 100%-owned subsidiary which is a licensed mortgage banker and approved lender for various federal lending programs including FHA, VA and Title II loans. Express Financial conducts its business through traditional "brick and mortar" offices, as well as via a virtual branch located at its Web site on the world wide web; and

      o GKB Software, Inc. ("GKB"), an 80%-owned subsidiary that has created a food industry specific internet portal called FattyDaddy.com, which presently covers selected aspects of the food industry on one web site. Fattydaddy.com will be offered to JoinUsOnline member organizations, and it also will be marketed directly to non-JoinUsOnline members. GKB also manufactures a touch-screen point of sale, employee scheduling and payroll and inventory maintenance software application used in the restaurant industry by owners of stand-alone, multi-store and franchised restaurant operations.

                                  THE OFFERING

Shares Offered                    [        ] shares of common stock


Proceeds to us                    None. All sales will be for the benefit of
                                  the selling stockholder

Common stock to be outstanding    [               ](1)
after the offering

Pink Sheets symbol                INTR

-----------------------
(1) In addition to [       ] shares of common stock outstanding after the
offering, we may issue 232,868 shares of common stock on the exercise of outstanding warrants, and 6,707,750 shares of common stock on exercise of outstanding options.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

                   CONSOLIDATED STATEMENTS OF OPERATIONS DATA

                                             Year Ended       Three Months Ended
                                             December 31,          March 31,
                                         -------------------  ------------------
                                            1999       1998      2000      1999
                                         -------    -------   -------    ------
                                                                 (unaudited)
                                           (in thousands except per share data)

Total revenues                           $ 3,312    $ 3,824   $ 1,020    $  917
Cost of sales                                338        182        65       113
Selling, general and administrative
  expenses                                 4,198      1,817     2,208       527
                                         -------    -------   -------    ------
Net Earnings (loss)                       (1,137)     1,824    (1,425)      277
Basic earnings (loss) per share             (.07)       .92      (.06)      .03
Fully diluted earnings (loss) per share     (.07)       .36      (.06)      .03

The following table indicates a summary of our balance sheet as of December 31, 1999 and March 31, 2000.

                         CONSOLIDATED BALANCE SHEET DATA


                                    December 31, 1999     March 31, 2000
                                    -----------------     --------------
                                                            (unaudited)
(in thousands)
Cash and cash equivalents                $   452             $1,076
Total current assets                       2,396              4,079
Total assets                               4,214              6,185
Total current liabilities                  2,488              2,034
Total liabilities                          2,531              2,272
Total stockholders' equity                 1,683              3,913

                                  RISK FACTORS

WE REPORTED A LOSS IN 1999. IF WE DO NOT BECOME PROFITABLE, OUR BUSINESS COULD BE ADVERSELY AFFECTED AND THE VALUE OF YOUR INVESTMENT COULD DECLINE.

For the year ended December 31, 1999, we incurred a net loss of $1,136,870 as compared to earnings of $1,824,161 for the year ended December 31, 1998. We also incurred a loss of $1,425,002 for the three months ended March 31, 2000. Our losses in 1999 were primarily due to the costs incurred by United Interactive in developing the JoinUsOnline.com portal system and increased costs for accounting and legal services. There can be no assurance that we will be able to generate sufficient revenues to operate profitably in the future or to pay our debts as they become due.

SOME OF OUR BUSINESSES HAVE LIMITED OPERATING HISTORIES.

JoinUsOnline has been operating as a provider of benefits, goods and services since 1990. However, we have recently shifted the focus of JoinUsOnline's marketing approach away from a paper-based system which relies on the mails to an Internet-based system which functions through web portals. Also, United Interactive and IMS have limited operating histories upon which to base an evaluation of the business that we conduct. Our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet and interactive media products and services. In addition, we will be subject to all of the risks, uncertainties, expenses, delays, problems and difficulties typically encountered in the growth of an emerging business and the development and market acceptance of new products and services. There can be no assurance that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in market acceptance of our products and services or that our efforts will result in such market acceptance.

WE MUST DO BUSINESS IN A DEVELOPING MARKET AND FACE NEW ENTRANTS. FAILURE TO MEET THE CHALLENGES OF NEW PRODUCTS AND COMPETITORS WILL REDUCE OUR MARKET SHARE AND THE VALUE OF YOUR INVESTMENT.

The market for Internet products and services is rapidly evolving and is characterized by an increasing number of market entrants. The diverse segments of the Internet market might not provide opportunities for more than one dominant supplier of products and services similar to ours. If a single supplier other than us dominates one or more market segments, our revenue is likely to decline and we will become a less valuable company.

BECAUSE WE LACK THE NAME RECOGNITION, CUSTOMER BASE AND RESOURCES OF OTHER COMPANIES PROVIDING INTERNET BASED PRODUCTS AND SERVICES, WE MAY BE UNABLE TO COMPETE SUCCESSFULLY WHICH WOULD REDUCE OUR REVENUE AND THE VALUE OF YOUR INVESTMENT.

The membership benefits and service industry serves a market of consumers and businesses nationwide. Benefits companies have traditionally marketed their benefits programs via direct sales, credit card issuers, airline services, oil companies, banking institutions, and most recently Internet web sales. The majority of customers for these programs are considered to be consumers, with a small percentage of small business owners. Individual benefit and service program offerings vary dramatically from Company to Company. JoinUsOnline's principal competitors in the benefits and services industry include The Signature Group and Cendant Corp. They have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than JoinUsOnline possesses.

United Interactive competes with major Internet Web site hosting companies, e-commerce Web site hosting companies, and Internet e-commerce merchant credit card processing companies that market to small, mid-size businesses and corporations. The most significant competitors in these markets are Verio, Inc. and Concentric Network Corporation. Both of these companies have significantly greater operating and marketing experience, name recognition, financial and other resources and customer bases than United Interactive possesses.

The credit, charge and debit card transaction processing services business is highly competitive. The level of competition has increased significantly in recent years, and we expect this trend to continue. Several of our competitors and potential competitors have greater financial, technological, marketing and personnel resources, and we are uncertain whether we will continue to be able to compete successfully with such entities. In addition, our profit margins could decline because of competitive pricing pressures that may have a material adverse effect on our business, financial condition and results of operations. Many of IMS's competitors, such as SPS Transaction Services and Card Service International, have longer operating histories, greater name recognition, larger customer bases and substantially greater resources than IMS has.

Web Classified's competitors are primarily either companies with established positions in software development who sell their software as a third party application for hosting companies to use for entry-level customers, or companies which provide Internet directory listings for businesses. Yahoo Yellow Pages which is a global Internet Media company that offers a branded network of comprehensive information, communication and shopping services to millions of users daily. Alta Vista, and the companies with which it is affiliated, develop and operate Internet and fulfillment services companies. Each of these companies has much greater financial and operational resources than Web Classified.

A large number of mortgage companies transact business through retail offices and other traditional channels. Express Financial's competitors include other mortgage bankers, state and national commercial banks, savings and loan associations, credit unions, insurance companies and other finance companies. A great many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than Express Financial has.

Mortgage banking on the Internet is highly competitive. A large number of mortgage companies currently transact business over the Internet in one form or another. The sophistication of these companies in the Internet channel varies from simple one-page information Web sites to Web sites with extensive on-line content and features. Many of these mortgage companies share a business strategy and capability similar to those employed by Express Financial. The competition includes banks such as Chase and Bank of America, as well as mortgage originators such as Prism Financial Corporation, E-Loan and Mortgage.com, all of which are larger and better capitalized than Express Financial. In addition, Express Financial also competes on the Internet with large, national mortgage companies, such as Countrywide Credit Industries, Inc. and HomeSide Lending, which have greater origination volumes and capitalization than Express Financial.

The market in which GKB competes is highly competitive. There are worldwide at least 40 competitors that offer some form of sophisticated point of sale restaurant management system similar to GKB's. Many of those competitors have installed thousands of such systems in table service and quick service restaurants, country clubs, stadiums, arenas, hotels and cafeterias located throughout the World. Virtually all of those competitors have far greater experience, capital and other resources than GKB possesses.

As a result of the foregoing, our and our subsidiaries' principal competitors may respond more quickly than we can to new or changing opportunities and technologies. For all of the reasons stated above, we may be unable to compete successfully against our current and future competitors.

WE DEPEND HEAVILY ON THE INTERNET, AND ANY ADVERSE DEVELOPMENT WITH REGARD TO THE INTERNET COULD MATERIALLY ADVERSELY AFFECT US.

Our future success substantially depends upon continued growth in the use of the Internet and the Web. Such growth seems necessary to support the sale of our products, services and advertising. Rapid growth in the use of the Internet and the Web is a recent phenomenon. There can be no assurance that communication or commerce over the Internet will become more widespread. In addition, if Internet use continues to grow significantly, there can be no assurance that the Internet infrastructure will remain adequate for supporting the increased demands placed upon it. The Internet could lose its viability due to either:

      o Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; or

      o     Increased governmental regulation

Changes in or insufficient availability of telecommunications services to support the Internet also could slow response times and adversely affect usage of the Web and our Web sites. The failure of the Internet use to continue to grow, or failure of the Internet infrastructure to support effectively growth that may occur, could materially adversely affect our business, operating results and financial condition.

WE ARE EXPOSED TO NUMEROUS RISKS DUE TO POTENTIAL FUTURE TECHNOLOGICAL CHANGE.

The Internet and electronic markets involve certain characteristics that expose our existing and future Web sites, technologies, service practices and methodologies to the risk of obsolescence. These characteristics included the following:

      o     Rapid changes in technology

      o     Rapid changes in user and customer requirements

      o Frequent new service or product introductions embodying new technologies

      o     The emergence of new industry standards and practices

Our performance will partially depend on our ability to license leading technologies, enhance our existing services, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of Web sites entails significant technical and business risks. There can be no assurance that we will use new technologies effectively or adapt our Web sites to consumer, vendor, advertising or emerging industry standards. Our inability (for technical, legal, financial or other reasons) to adapt in a timely manner to changing market conditions or customer requirements could materially adversely affect our business, results of operations and financial condition.

ELECTRONIC COMMERCE IS A DEVELOPING MARKET AND INVOLVES CONSIDERABLE UNCERTAINTY

The electronic market for products and services has only recently begun to develop and is rapidly changing. As is typical for a new and rapidly evolving market, demand for products, services and advertising over the Internet is considerably uncertain. There exist few proven services and products. Since the market for electronic commerce on the Internet is new and evolving, predictions of the size and future growth (if any) of this market are difficult. Moreover, no standards have yet been widely accepted for the measurement of the effectiveness of Web-based advertising. There can be no assurance that such standards will develop sufficiently to support Web-based advertising as a significant advertising medium. Our business, results of operations and financial condition could be materially adversely affected if any of the following events occur:

      o     The markets for our electronic commerce fail to develop

      o The markets for our electronic commerce develop more slowly than expected

      o The markets for our electronic commerce become saturated with competitors

      o     Our electronic commerce fails to achieve market acceptance

ELECTRONIC COMMERCE INVOLVES A NUMBER OF SECURITY RISKS.

A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We will rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not compromise or breach the algorithms we use to protect customer transaction data. Any such compromise of our security could materially and adversely affect our business, results of operations and financial condition. A party able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may need to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that our activities or the activities of third party contractors involve the storage and transmission of proprietary information (such as credit card numbers), security breaches could expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not materially and adversely affect our business, results of operations and financial condition.

INCREASES IN CREDIT CARD ASSOCIATION FEES MAY ADVERSELY AFFECT OUR PROFITABILITY

VISA and MasterCard have increased their respective fees, or "interchange rates," each year. Although we have reflected these increases in our pricing to merchants, there can be no assurance that merchants will continue to assume the entire impact of the future increases or that transaction processing volumes and merchant attrition will not be adversely affected by the increases.

OUR SUCCESS DEPENDS TO A GREAT EXTENT ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY.

The development of our brands depends significantly on the protection of our trademarks and trade names. We intend to register the names of each of our subsidiaries, the FattDaddy.com name and logo, the "Changing the Way America Buys" slogan employed by JoinUsOnline, as well as other slogans which our other subsidiaries will use in connection with the operation of their businesses, as trademarks in the United States. We also claim common law trade name rights in these and other names. Nonetheless, there can be no assurance that we will be able to secure significant protection for these trademarks. Our current and future competitors or others may adopt product or service names similar to our trademarks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to protect our trademarks and trade names might materially and adversely affect our business, results of operations and financial condition. In addition, in the future third parties may claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to any such claim, any future claim (with or without merit) could result in one or more of the following:

      o     Significant litigation costs

      o     Diversion of resources, including the attention of management

      o     Our agreement to certain royalty and licensing arrangements

Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

WE HAVE NO ASSURANCE OF MARKET ACCEPTANCE OF OUR PRODUCTS AND SERVICES. IF WE ARE UNABLE TO RAISE MARKET AWARENESS OF OUR PRODUCTS AND SERVICES, WE MAY EXPERIENCE DECLINING OPERATING RESULTS WHICH WOULD DIMINISH THE VALUE OF YOUR INVESTMENT.

We are at an early stage of development and our earnings growth depends primarily upon market acceptance of our products and services. There can be no assurance that our product and service development efforts will progress further with respect to any potential new products and services, or that they will be successfully completed. In addition, there can be no assurance that our potential new products or services will achieve customer acceptance.

WE FACE LEGAL UNCERTAINTIES ASSOCIATED WITH THE INTERNET AND ELECTRONIC COMMERCE THAT COULD INCREASE OUR COSTS OR REDUCE DEMANDS FOR OUR SERVICES.

Our operations on the Internet and the operations of our subsidiaries are not currently subject to direct regulation by any government agency in the United States beyond mortgage-related regulations and regulations applicable to businesses generally. However, the adoption of new laws or the application of existing laws may decrease the use of the Internet, which would decrease the demand for our services and might increase our cost of doing business.

A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including the following:

      o     taxation;

      o     access charges;

      o     online content;

      o     user privacy;

      o     liability for third-party activities; and

      o     jurisdiction.

The tax treatment of the Internet and electronic commerce is currently unsettled and has been a subject of debate in Congress, which is awaiting the recommendation of The Advisory Commission on Electronic Commerce. A number of proposals have been made that could impose taxes on the sale of goods and services and other Internet activities. In October 1998, the Internet Tax Freedom Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. The moratorium ends October 21, 2001. However, we cannot assure you that future laws imposing taxes or other regulations would not substantially impair the growth of our business and our financial condition.

Some local telephone carriers claim that the increasing popularity of the Internet has burdened the existing telecommunications infrastructure and that many areas with high Internet use are experiencing interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers. If these access fees are imposed, the costs of communicating on the Internet could increase, which could decrease demand for our services and increase our cost of doing business.

THE BANKING AND FINANCE INDUSTRIES ARE SUBJECT TO SUBSTANTIAL REGULATION WHICH MAY INCREASE OUR COST OF DOING BUSINESS; OUR FAILURE TO COMPLY WITH THESE REGULATIONS COULD ADVERSELY AFFECT OUR OPERATIONS.

Express Financial's mortgage banking business is subject to extensive federal and state regulation. Its lending activities are subject to regulation under various federal and state laws including the following:

      o     the Truth-in-Lending Act;
      o     the Equal Credit Opportunity Act;
      o     the Home Mortgage Disclosure Act;
      o     the Community Reinvestment Act;
      o     the Electronic Funds Transfer Act;
      o     the Real Estate Settlement Practices Act; and
      o     the Fair Credit Reporting Act.

In addition, Express Financial is required to be licensed, and is subject to regulation in various states as mortgage bankers. Failure to comply with these statutory and regulatory requirements can lead to, among other remedies, termination or suspension of licenses, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

We have implemented procedures to comply with these requirements and we believe that we comply in all material respects with applicable local, state and federal laws, rules and regulations. However, we cannot be certain that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive.

OUR PROFITABILITY DEPENDS IN PART ON MARKET CONDITIONS, INCLUDING INTEREST RATES, WHICH WE CANNOT CONTROL.

Our profitability may be affected by fluctuations in interest rates, changes in economic conditions, shifts in consumer behavior and other factors. Any decline in interest rates could reduce the amounts that Express Financial can earn on its newly originated loans. A decline in interest rates could also result in an increase in prepayments which could decrease the size of Express Financial's loan portfolio if it is unsuccessful in originating new loans. Changes in economic conditions and shifts in customer behavior are difficult to predict, and our financial performance generally cannot be insulated from these forces.

PERIODIC DECLINES IN PROPERTY VALUES MAY REDUCE EXPRESS FINANCIAL'S LOAN ORIGINATIONS.

Express Financial's business may be adversely affected by periods of economic slowdown or recession, which may be accompanied by declining property values. Any material decline in property values reduces the ability of borrowers to use equity in the property to support any borrowings and increases the loan-to-value ratios of mortgage loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default.

REGULATORY RESTRICTIONS AND LICENSING REQUIREMENTS - EXPRESS FINANCIAL OPERATES IN AN INDUSTRY IN WHICH FEDERAL AND STATE GOVERNMENTAL AUTHORITIES EXTENSIVELY REGULATE, SUPERVISE AND LICENSE THE PARTICIPANTS; CHANGES IN THE REGULATORY ENVIRONMENT, PARTICULARLY CHANGES RELATED TO THE MAXIMUM PERMISSIBLE INTEREST RATES THAT EXPRESS FINANCIAL CHARGES BORROWERS, COULD MATERIALLY HURT ITS BUSINESS AND COULD IMPAIR OUR PROFITABILITY.

Extensive federal and state laws, some of which require licensing and qualification, apply to our business. These laws may regulate, among other things:

      o     the maximum interest rate that may be charged to our borrowers;

      o     our rights to repossess and sell collateral.

An adverse change in these laws or the adoption of new laws could have a materially adverse effect on Express Financial's business by limiting the interest and fee income it can generate on existing and additional finance receivables, limiting the states in which we may operate, or restricting its ability to realize the value of collateral securing its finance receivables.

Moreover, a reduction in existing statutory maximum interest rates or the imposition of statutory maximum interest rates below those Express Financial presently charges in unregulated jurisdictions would directly impair our profitability. In addition, due to the consumer-oriented nature of the industry in which Express Financial operates and uncertainties with respect to the application of various laws and regulations in some circumstances, industry participants frequently are named as defendants in litigation involving alleged violations of federal and state consumer lending or other similar laws and regulations. An adverse change in, modification to, or clarification of any of these laws or regulations, or judicial interpretations as to whether and in what manner such laws or regulations apply to our lines of business could result in potential liability that would materially hurt our financial condition and results of operations.

LOSSES FROM MATERIAL INACCURACIES IN THE REPRESENTATIONS AND WARRANTIES PROVIDED BY EXPRESS FINANCIAL COULD ADVERSELY AFFECT ITS BUSINESS AND RESULTS OF OPERATIONS.

When a mortgage loan originator (retail or wholesale) sells a mortgage loan to its investors, it makes certain representations and warranties as to the compliance by the originator with applicable underwriting guidelines. A loan originator generally becomes obligated to the investor with respect to the accuracy of those representations and warranties, and if those representations and warranties are incorrect, the investor may require the servicer or the lender who originated the loan to repurchase the mortgage loan. Consequently, any loss resulting from a material inaccuracy in the representations and warranties would fall on the servicer as the originating seller of the loan. Express Financial attempts to limit its exposure to repurchase risks through quality control requirements imposed on the origination staff.

LOSS OF KEY MEMBERS OF OUR SENIOR MANAGEMENT COULD ADVERSELY AFFECT OUR BUSINESS AND PROSPECTS.

Our success will be dependent largely upon the personal efforts of our Chairman and Chief Executive Officer, William R. Becker, as well as other senior managers. The loss of their services could have a material adverse effect on our business and prospects. We have no life insurance on any of our officers. Mr. Becker's services are governed by an employment agreement.. Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense and there can be no assurance that we will be able to hire or retain qualified personnel. Any inability to attract and retain qualified management and other personnel could have a material adverse effect on us.

IF INTERNET GROWTH SLOWS OR BORROWERS ARE RELUCTANT TO CONDUCT FINANCIAL BUSINESS THROUGH THE WEB, EXPRESS FINANCIAL WILL GENERATE FEWER LOANS ONLINE.

Express Financial's ability to originate mortgage loans on the Internet and provide clients with Internet-based mortgage services is dependent upon continued growth in Internet usage. Web-based mortgage lending is relatively new, and we cannot predict whether there will be growth in mortgage loans generated on the Internet.

INASMUCH AS OUR COMMON STOCK IS SUBJECT TO PENNY STOCK RULES, YOU MAY HAVE GREATER DIFFICULTY SELLING YOUR SHARES

The Securities Enforcement and Penny Stock Reform Act of 1990 applies to stock characterized as "penny stocks," and requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include exchange-listed equity securities and any equity security issued by an issuer that has:

      o net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years;

      o net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years; or

      o average annual revenue of at least $6,000,000 for the last three years.

Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

Our common stock is presently trading at less than $5.00 per share. Until such time as the market price of our common stock increases to, and stays above $5.00, or we are able to meet the above tests and, trading in our common stock will be covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act. Under those rules, broker-dealers who recommend such securities to persons other than their established customers and institutional accredited investors must make a special written suitability determination for the purchaser and must have received the purchaser's written agreement to a transaction prior to sale. These regulations would likely limit the ability of broker-dealers to trade in our common stock and thus would make it more difficult for purchasers of common stock to sell their securities in the secondary market. The market liquidity for the common stock could be severely affected.

YOU COULD SUFFER DILUTION OF YOUR INVESTMENT IF CERTAIN WARRANTS OR STOCK OPTIONS ARE EXERCISED OR IF WE EXERCISE OUR RIGHT TO SELL ADDITIONAL SHARES OF COMMON STOCK TO THE SELLING STOCKHOLDER

As of the date of this prospectus, we have a total of 28,171,548 shares of common stock outstanding. We have issued warrants to purchase 232,868 shares of common stock at a weighted average price of $5.17 per share, as well as options to purchase 6,707,750 shares of common stock at a weighted average price of $1.08 per share. Under an option agreement we entered into with the selling stockholder, we have the right, exercisable during the 18 month period commencing on the date of this prospectus to sell additional shares of our common stock to the selling stockholder having an aggregate fair market value of $16,000,000 at prices equal to 90% of the two lowest closing bid prices of our common stock (not necessarily consecutive) during the ten trading days prior to each date on which we give notice to the selling stockholder of our intention to sell such stock to it.

ISSUANCE OF OUR AUTHORIZED PREFERRED STOCK COULD DISCOURAGE A CHANGE IN CONTROL, COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK AND COULD RESULT IN THE HOLDERS OF PREFERRED STOCK BEING GRANTED VOTING RIGHTS THAT ARE SUPERIOR TO THOSE OF THE HOLDERS OF COMMON STOCK

We are authorized to issue 10,000,000 shares of preferred stock without obtaining the consent or approval of our stockholders. The issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in control. We may also grant superior voting rights to the holders of preferred stock. Any issuance of preferred stock could materially and adversely affect the market price of the commons stock and the voting rights of the holders of commons stock. The issuance of preferred stock may also result in the loss of the voting control of holders of common stock to the holders of preferred stock.

WE WILL PAY NO DIVIDENDS TO YOU

We have not paid, and do not expect to pay, any dividends on common stock in the foreseeable future.

WE HAVE OUTSTANDING A LARGE NUMBER OF SHARES OF COMMON STOCK THAT ARE ELIGIBLE FOR SALE UNDER CERTAIN CIRCUMSTANCES, AND SALES, OR EVEN THE MERE POSSIBILITY OF SALES, OF THESE SHARES MAY MATERIALLY ADVERSELY THE PRICE OF THE COMMON STOCK.

Approximately 28,171,548 shares of Common Stock are issued and outstanding. We believe that approximately 21,789,724 of these shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Act. Rule 144 provides in general that a person (or persons whose shares are aggregated) who has satisfied a one-year holding period, may sell within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks before such sale. The vast majority of the restricted shares have been outstanding for over one year and thus are eligible for sale under Rule 144. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of the Company and who have beneficially owned the shares for a minimum period of two years. Hence, the possible sale of these restricted shares may, in the future dilute an investor's percentage of freely tradable shares and may depress the price of our Common Stock. Also, if substantial, such sales might also adversely affect our ability to raise additional equity capital. However, most of the approximately 21,789,724 shares believed to be "restricted securities" are held by affiliates of the Company and must (by law) be sold subject to the volume limitations of Rule 144 described above, thus restraining the number of shares that can sold in any period of time.

OUR OBLIGATION TO INDEMNIFY OUR OFFICERS AND DIRECTORS COULD PREVENT OUR RECOVERY FOR LOSSES CAUSED BY THEM.

Our Bylaws provide that we must indemnify each director, officer, agent and/or employee to the maximum extent provided for in the General Corporation Law of Delaware. Further, we have purchased and maintain customary officer and director insurance on behalf of certain of these persons. Such insurance may cover certain matters for which we do not have the power to indemnify such persons. Consequently, because of the actions of officers, directors, agents and employees, we could incur substantial losses and be prevented from recovering such losses from such persons. Further, the United States Securities and Exchange Commission maintains that indemnification is against the public policy expressed in the Securities Act of 1933 (the "Securities Act"), and is therefore unenforceable.

                                 USE OF PROCEEDS

All of the shares of common stock offered by this prospectus are being offered by the selling stockholder. We received money from the sale of those shares to the selling stockholder. We also will receive money from the exercise of warrants to purchase common stock which is offered by this prospectus. This money will be used for working capital and general corporate purposes. We will not receive any additional proceeds from the sale of shares by the selling stockholder. For information about the selling stockholder, see "Selling Stockholder."

                           FORWARD-LOOKING STATEMENTS

YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS.

This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Prospectus summary," "Management's discussion and analysis of financial condition and results of operations," and "Business," as well as within this prospectus generally. In addition, when used in this prospectus, the words "believes," "intends," "plans," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results could differ materially from those described in the forward-looking statements as a result of the risk factors set forth and the information provided in this prospectus generally. We do not intend to update any forward-looking statements.

                           PRICE RANGE OF COMMON STOCK

Prior to December 16, 1999, our common stock was admitted to quotation on the NASD's OTC Bulletin Board under the symbols "INTR" and "INTRE." Since that date, our common stock has been traded on the National Quotation Bureau's Pink Sheets under the trading symbol "INTR." The following table sets forth the high and low bid prices for our common stock since the completion of our reverse acquisition in February 1999. The quotations reflect inter-dealer prices, with no retail mark-up, mark-down or commissions, and may not represent actual transactions. The information presented has been derived from National Quotation Bureau, Inc.


            Quarter-End          High        Low        Close
         -------------------   ---------   ---------   ---------

           March 31, 1999       $ 3.87      $ 3.62      $ 3.87
            June 30, 1999        12.56       11.62       12.18
           Sept. 30, 1999         7.12        6.37        6.75
            Dec. 31, 1999         6.50        5.87        6.12
           March 31, 2000         5.00        4.50        5.00
            June 30, 2000         2.20        2.00        2.00

      As of July 31, 2000, there were 479 holders of record of our common stock.

                                 DIVIDEND POLICY

We plan to retain all of our earnings, if any, to finance the expansion of our business and for general corporate purposes. We have not declared or paid any cash dividends on our common stock. We do not anticipate paying cash dividends in the foreseeable future except possibly on preferred stock. The terms of our outstanding preferred stock prohibit the payment of dividends on our common stock unless all dividends accrued on the preferred stock have been paid.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 1999 and our unaudited capitalization as of March 31, 2000.

You should read this table together with "Management's Discussion and Analysis of Financial Condition and Result of Operations," consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this prospectus.

                                          December 31, 1999   March 31, 2000
                                          -----------------   --------------
                                                                (unaudited)
(in thousands)

Stockholders' equity:
Preferred stock $0.001 par value;
10,000,000 shares authorized;
none issued                                        --                --

Common stock, $0.001 par value;
90,000,000 shares authorized;
24,818,885 shares issued and outstanding at
December 31, 1999 and 25,982,948 at
March 31, 2000                                     25                26
Additional paid-in capital                     10,230            13,884
Accumulated Deficit                          (  8,572)         (  9,997)
                                              -------           -------

Total capitalization                           $1,683            $3,913
                                               ======            ======

      The information provided above excludes:

      o     232,868 shares of common stock issuable upon exercise of warrants,

      o 6,707,750 shares of common stock issuable upon exercise of outstanding options, and

      o an indeterminate number of shares issuable on exercise of our right to sell common stock valued at $16,000,000 to the selling stockholder.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data is qualified by reference to and should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1999 and 1998 and the consolidated balance sheet data at December 31, 1999 and 1998 are derived from and qualified by reference to the audited consolidated financial statements included elsewhere in this prospectus.

The consolidated statements of operations data for the three months ended March 31, 2000 and 1999 and the consolidated balance sheet data at March 31, 2000 have been derived from our unaudited consolidated financial statements but have been prepared on the same basis as our audited consolidated financial statements which are included in this prospectus. In our opinion, these unaudited consolidated financial statements include all adjustments, consisting of normally recurring adjustments, considered necessary for a fair presentation of our consolidated financial position and result of operations for that period.

                   CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

                                               Year Ended     Three Months Ended
                                               December 31,         March 31,
                                          ------------------   ----------------
                                             1999       1998      2000     1999
                                          -------    -------   -------    -----
                                                                   (unaudited)
                                            (in thousands except per share data)
Total revenues                            $ 3,312    $ 3,824   $ 1,020    $ 917
Cost of sales                                 338        182        65      113
Selling, general and administrative
   expenses                                 4,198      1,817     2,208      527
                                          -------    -------   -------    -----
Net Earnings (loss)                        (1,137)     1,824    (1,425)     277
Basic earnings (loss) per share              (.07)       .92      (.06)     .03
Fully diluted earnings (loss) per share      (.07)       .36      (.06)     .03

The following table indicates a summary of our balance sheet as of December 31, 1999 and March 31, 2000.

                         CONSOLIDATED BALANCE SHEET DATA

                                    December 31, 1999    March 31, 2000
                                    -----------------    --------------
                                                           (unaudited)
(in thousands)
Cash and cash equivalents                $   452            $1,076
Total current assets                       2,396             4,079
Total assets                               4,214             6,185
Total current liabilities                  2,488             2,034
Total liabilities                          2,531             2,272
Total stockholders' equity                 1,683             3,913

See note B of notes to consolidated financial statements for a discussion regarding the computation and presentation of basic and diluted net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS REPORT, AS WELL AS "RISK FACTORS."

Results of Operations

Years Ended December 31, 1999 and 1998

Revenue

Revenue for the year ended December 31, 1999 decreased 13.1% to $3.3 million as compared to $3.8 million for the year ended December 31, 1998. This revenue was generated by the four consolidated subsidiaries that we owned during various portions of 1999, as compared to the three consolidated subsidiaries that we owned during a portion of 1998. Of the 1999 revenue, 60.7% came from the sale of value-added benefits and services, 8.7% came from the sale of our web site services including web hosting, web design and domain name registration. 25% of our consolidated revenue was generated from the origination and primary marketing of mortgage loans, and 10.1% of that revenue resulted from the addition of new merchants to IMS's credit and debit card transaction processing services customer base. The decrease in revenue was primarily due to attrition of JoinUsOnline's membership base during 1999.

Expenses

Cost of Sales. We incurred cost of sales of $338,000 for the year ended December 31, 1999, an 85.5% increase over the $182,000 incurred for the year ended December 31, 1998. This increase was primarily due to additional purchases of credit card terminals by IMS and increased costs of telephony incurred by United Interactive.

Selling. We incurred selling expenses of $503,154 for the year ended December 31, 1999, a 98.7% decrease from the $1.1 million we incurred for the year ended December 31, 1998. This decrease was primarily due to the conversion of the commission-based outside sales force that we utilized during 1998 into a salary-based internal sales group in 1999.

General and administrative. We incurred general and administrative expenses of $3.7 million for the year ended December 31, 1999, a 420.8% increase over the $700,000 of G&A expenses incurred by JoinUsOnline, United Interactive and IMS during the year ended December 31, 1998. The increase in G&A expenses was primarily due to the acquisition of Express Financial, our employment of a larger number of corporate personnel and an increase in professional fees. United Interactive's Internet services operating costs were $900,000 during 1999, a compared to $495,000 during 1998. United Interactive incurred these costs primarily for technology research, portal development and lease lines for local networks.

Depreciation and amortization. Our depreciation and amortization expense was $94,790 for the year ended December 31, 1999, a $59,253 increase over the amount of that expense during 1998. This increase was primarily due to the amortization of goodwill arising from the acquisition of one of our subsidiaries in 1999. That acquisition and the implementation of our internal communications network also increased our depreciation expense for telecommunications equipment, hardware, computers and other fixed assets. For 1999, $24,217, or 26%, of our depreciation and amortization expense was related to the amortization of acquisition goodwill and $70,573, or 65%, was related to the depreciation of fixed assets. For

1998, all of our depreciation and amortization expense was related to the depreciation of fixed assets.

Marketing and advertising. Marketing and advertising expenses consist primarily of the cost of national trade shows to establish and increase the public recognition of our name and the names of our subsidiaries' names. These expenses were also incurred to secure leads generated through marketing and distribution agreements, and through direct advertising and trade publications. Marketing and advertising expenses also include fees paid to other web sites and business partners for lead generation. During 1999, such expenses amounted to $283,136, a 250% increase over the amount of such expenses in 1998. Such increase was primarily due to our attendance at 25 trade shows around the country during 1999.

Three Months Ended March 31, 2000 and 1999

Revenue

Revenue for the three months ended March 31, 2000 increased 11.1% to $1.0 million as compared to $900,000 for the comparable period of 1999. This revenue was generated by the four consolidated subsidiaries that we owned during the first quarter of 2000, as compared to the three consolidated subsidiaries that we owned during a portion of 1999. Of the first quarter 2000 revenue, 31.2% came from the sale of value-added benefits and services, 2.3% came from the sale of our web site services including web hosting, web design and domain name registration. 58.4% of our consolidated revenue was generated from the origination and primary marketing of mortgage loans, and 6.9 % of that revenue resulted from the addition of new merchants to IMS's credit and debit card transaction processing services customer base.

Expenses

Cost of Sales. Our cost of sales for the quarter ended March 31, 2000 was $64,822, a 42.7% decrease from the $113,200 cost of sales we incurred for the quarter ended March 31, 1999. This decrease was primarily due to the increased buying power and decreased acquisition costs of electronic merchant equipment incurred by IMS.

Selling. We incurred selling expenses of $172,003 for the quarter ended March 31, 2000, a 16.6% increase over the $147,521 we incurred for the quarter ended March 31, 1999. This increase was primarily due to the acquisition of Express Financial which occurred subsequent to March 31, 1999.

General and administrative. We incurred general and administrative expenses of $2,208,488 for the quarter ended March 31, 2000, a 482.3% increase over the $379,293 of G&A expenses we incurred during the first quarter of 1999. This increase also was primarily due to the acquisition of Express Financial, increased payroll costs due to our employment of additional corporate personnel and an increase in professional fees. United Interactive's Internet services operating costs were $495,234 for the quarter ended March 31, 2000. It incurred these costs primarily for technology research, portal development and lease lines for local networks.

Depreciation and amortization. Our depreciation and amortization expense was $60,617 for the quarter ended March 31, 2000, a 56.5% increase over the amount of that expense during 1999. This increase was primarily due to the amortization of goodwill arising from the acquisition of one of our subsidiaries in 1999. That acquisition and the implementation of our internal communications network also increased our depreciation expense for telecommunications equipment, hardware, computers and other fixed assets

Marketing and advertising. During the first three months of 2000, our marketing and advertising expenses amounted to $118,167, a 9.1% increase over the amount of such expenses during the same period in 1999. Such increase was primarily due to the attendance of additional trade shows.

Liquidity and Capital Resources

As of December 31, 1999, we had cash and cash equivalents of $452,084 and an additional $2.3 million in cash available for the purpose of funding loans through Express Financial's warehouse lines of credit. At March 31, 2000 Express Financial had outstanding warehouse finance facility advances from Impac Warehouse Lending Group ("Impac") of $1,586,624 which were collateralized by mortgage loans held for sale having an aggregate carrying value of approximately $1,631,000. Subject to market conditions, we intend to raise additional cash to fund our continuing expansion either through private placements or registered public offerings of our securities.

Net cash used in operating activities for the year ended December 31, 1999 totaled $1.53 million, as compared to $1.7 million of net cash provided by such activities in 1998. The primary factors which resulted in such cash usage in 1999 were our consolidated operating loss of $1.1 million, a $534,000 increase in mortgage loans held for sale and a $357,000 decrease in deferred revenue. The major component of the cash provided from operating activities in 1998 was our net earnings of $1.8 million. Net cash used in operating activities during the three month period which ended on March 31, 2000 amounted to $2,910,000, as compared to $157,000 of net cash provided from such activities during 1999. The primary factors which resulted in such cash usage during the first three months of 2000 were our consolidated operating loss of $1.4 million, $909,000 of advances made to our Chief Executive and other employees, a $52,000 increase in accounts receivable and a $211,000 decrease in deferred revenue. During the first three months of 1999, our operating activities generated approximately $158,000 in cash. The primary factors which resulted in such cash generation were our net earnings of $252,000 and the $166,000 decrease in deferred revenue.

Net cash used in investing activities for the year ended December 31, 1999 totaled $122,513, $302,131 of which was used for the purchase of computers, workstations, servers and other equipment to support our growth in technology support services and costs related to software development. This amount was partially offset by cash from business acquired of $179,618. Net cash used in investing activities during the three months ended March 31, 2000 amounted to

$93,000 which was used for the purchase of computers, workstations, servers and other equipment.

Net cash provided by financing activities for the year ended December 31, 1999 totaled $2.1 million. $2.0 million of that amount represented the proceeds of the private placement transactions discussed in the two paragraphs immediately following this one. During the year ended December 31, 1998, our financing activities consumed $1.7 million. Of that amount, $1.5 million consisted of stockholder distributions. During the three months ended March 31, 2000, we netted $3.6 million from the 970,285 share issuance transaction with the selling stockholder which is more fully discussed below. During the three months ended March 31, 1999, our financing activities resulted in our receipt of $435,000 of the $1,000,000 we derived from the successful completion of the private placement discussed in the next paragraph.

In 1999, we raised $1,000,000 through an offering of 500,000 shares of common stock at $2 per share. The shares were offered pursuant to Regulation D, Rule 504 of the Securities Act of 1933. The proceeds from the offering were used for working capital purposes.

On October 1, 1999, we entered into an agreement to sell 211,640 shares of common stock to an investor for $1,000,000. The Company received proceeds in various increments through December 1999. The proceeds are being used for working capital purposes.

On June 4, 1999, Express Financial entered into a $4,000,000 warehouse finance facility from Impac, which provides warehouse financing on an as offered basis. This facility bears interest of 1.5% over a designated institution's prime rate. Express Financial obtains individual warehouse advances from Impac. At December 31, 1999, Express Financial had outstanding warehouse finance facility advances from Impac of $1,666,092 which were collateralized by mortgage loans held for sale having an aggregate carrying value of approximately $1,686,000. Prior to June 1999, Express Financial had a $2,000,000 warehouse facility from Sun Trust Bank which provided warehouse financing on an as offered basis. At March 31, 2000 Express Financial had outstanding warehouse finance facility advances from Impac of approximately $1,587,0000 which were collateralized by mortgage loans held for sale having an aggregate carrying value of approximately $1,631,000. Express Financial repays warehouse advances upon the sale of warehoused loans to third parties.

On February 3, 2000, we received gross proceeds of $4,000,000 in connection with our issuance of 970,285 shares of common stock pursuant to a common stock purchase agreement that we entered into with the selling stockholder (the number of shares were based on 85% of the average closing bid price for five consecutive business days prior to February 3, 2000, $4.12). Under the terms of the agreement, the shares are subject to repricing during four separate repricing periods. The first repricing period will commence on the effective date of the registration statement of which this prospectus forms a part, and will end 30 days after that date. If during this time the average closing bid price for any five business days (not necessarily consecutive) is not equal to or greater than 117% of the price at which we issued those shares, then the selling stockholder may request that up to one-third of its shares (approximately 323,428 shares) be repriced. If the selling stockholder wishes to reprice, we may elect to issue additional shares according to a formula or elect to pay the investor based on a different formula.

The second and third repricing periods commence immediately following the first and second repricing periods, respectively, and end 30 days thereafter. The repricing percentage and formulas in the first repricing are the same for the second and third repricing period. The final repricing period commences immediately following the third repricing period and ends 180 days thereafter. If during this time the average closing bid for any five consecutive business days after the commencement of the final repricing period is not equal to or greater than 117% of the initial closing price, the investor may request repricing of up to 50% of the initial shares (not previously repriced). We may elect to issue additional shares or pay the investors as determined by applying two separate formulas.

Pursuant to the stock purchase agreement, we issued to the selling stockholder a warrant to purchase 164,548 shares of common stock at an exercise price of $5.82 per share. The warrant expires on February 2, 2004.

We have the right to redeem that portion of the 970,285 shares held by the selling stockholder for which a relevant repricing period, other than the final repricing period, has not commenced, by payment of cash in an amount equal to the "applicable percentage" of $4.12 multiplied by the number of shares being redeemed. The applicable percentage ranges from 115% to 130% depending on the redemption date.

The selling stockholder has committed to purchase up to $16,000,000 of additional shares of our common stock at a price equal to 90% of the two lowest closing bid prices of the common stock (not necessarily consecutive) for the 10 trading days prior to the giving of notice by us of our election to enter into an additional funding transaction with the selling stockholder. The dollar amount of each additional funding transaction can not be greater than $2,000,000. We can not exercise our option to sell any additional shares to the selling stockholder unless our common stock is trading on a Nasdaq market at a price above $2.00 per share, and until a registration statement covering the additional shares to be issued in such additional financing has been declared effective by the SEC. This commitment will expire 18 months after the effective date of the registration statement. Our common stock is not admitted for trading on any Nasdaq market. Although we intend to apply for listing of the common stock on the Nasdaq SmallCap or National Stock Market, we can not give you any assurance that such application will be granted. If our efforts to secure admission of our common stock for trading on one of those markets are unsuccessful, we will seek to have our common stock admitted to quotation on the NASD's OTC Bulletin Board. Inasmuch as we can not give you any assurance that our common stock will be admitted for trading or listed on one of those markets, we also can not give you any assurance that we will be able to obtain any additional financing under the commitment we received from the selling stockholder.

Under the terms of the stock purchase agreement, we were required to file a registration statement with the SEC to register the selling stockholder's shares in March, 2000, but we did not do so. We were also required to have that registration statement declared effective by the SEC on or before May 3, 2000, but that requirement was not satisfied. By reason of the fact that the registration statement was not filed with or declared effective by the SEC within the allotted time periods, we may be required, if the selling stockholder so elects, to pay $80,000, or a pro-rata part thereof, for each 30 day or shorter period commencing on or about April 3, 2000 and ending on the date when such effectiveness is declared.

We paid the sum of $320,000 and issued a warrant to purchase 67,920 shares of our common stock at an exercise price of $4.53 per share to Ladenburg Thalmann & Co., Inc. in consideration for the services it rendered as our intermediary in connection with the negotiation and consummation of the stock purchase agreement between the selling stockholder and us. We also paid a finder's fee of $200,000 to Boru Enterprises, Inc. in connection with our consummation of that agreement. In June 2000, Boru agreed to cancel its entitlement to receive finder's fees as and when we exercise our right to issue additional shares of common stock to the selling stockholder. In consideration for that cancellation, we issued a five year option to Boru to purchase 400,000 shares of common stock at an exercise price of $.69 per share. See "Description of Securities - Warrants and Options."

On April 26, 2000, we acquired an 80% ownership interest in GKB. We issued to GKB's shareholders in that transaction 2,400,240 shares of our common stock valued at $9,600,000. The agreement by which that transaction was consummated calls for contingent shares to be issued at the one-year anniversary of the closing if our stock price at that time is less than $5.00 per share. The acquisition has been accounted for as a purchase and accordingly, the acquired assets and liabilities have been recorded at their fair values at the date of acquisition. The excess of the consideration paid over the estimated fair value of the net assets acquired of $9,579,913 has been allocated to goodwill and is being amortized on a straight-line basis over 5 years. Keith Becker, one of GKB's shareholders, is the brother of William R. Becker, our Chairman and Chief Executive Officer. See, "Certain Transactions."

Since inception, we have significantly increased our operating costs and we anticipate that we will continue to experience significant increases in our operating costs for the foreseeable future. In addition, we may use cash resources, including cash generated by the sale of securities, to fund acquisitions or investments in joint ventures, businesses, technologies and products or services complementary to our business.

We plan to continue acquiring and investing in operating companies. As a result, we will continue to amortize substantial amounts of goodwill and other acquired intangible assets. As we grow, we expect that the amount of goodwill we will amortize in connection with our investments will represent an increasingly smaller portion of our expenses. Therefore, we expect to continue to incur net losses until that point in time when the goodwill we amortize represents a sufficiently small amount of our expenses that it is exceeded by our net income before amortization. Exactly when that point in time will occur depends on the nature, size and timing of future acquisitions, which we cannot predict.

Recently Issued Accounting Pronouncements

Recent accounting pronouncements issued by the Financial Accounting Standards Board and the Securities and Exchange Commission are not expected to have a material impact on our financial statements.

Year 2000 Compliance

We did not experience any interruptions in our operations when the calendar year changed to the year 2000. We believe that our products and services, and products which we purchase from third party vendors, are designed to operate continuously regardless of date changes.

                                    BUSINESS

OVERVIEW

We offer to companies, businesses, fund raising organizations, large associations, affinity groups, their members and customers, directly and through JoinUsOnline, privileged access to Internet business-to-business and business-to-consumer benefits, products and services. Through the agreements that we and JoinUsOnline have with such organizations, more than 29,000,000 households and 1,500,000 businesses have access to those benefits, products and services. As of the date of this prospectus, approximately 3,500,000 of those households and businesses have obtained one or more of the benefits, products and services that that we provide.

We offer such benefits, products and services through web portals that we develop and operate for our own use, and also through "private labeled" web portals that we develop and operate for other businesses and organizations. An employee or member of any of the companies or organizations with whom JoinUsOnline has agreements can obtain the various benefits, goods and services that offered by that organization through JoinUsOnline either by entering his user name and password at JoinUsOnline's Web site located at www.joinusonline.com, or by clicking on the JoinUsOnline button located at his organization's Web site. In that latter case, the employee or member is connected to a private labeled version of the JoinUsOnline web portal which contains his employer's or organization's logos. Thus, without leaving his employer's or organization's Web site, the employee or member can:

      o sign up for any of the free benefits and purchase any of the other benefits, products and services that he employer or organization has agreed to provide to him through JoinUsOnline;

      o access all of the data and information contained at a MyWay.com web portal which has been customized by MyWay.com, a subsidiary of CMGI, Inc., to include his employer's or organization's trademarks and logos, and incorporated, i.e., linked, to his employer's or organization's Web site; and

      o     access various Internet chat rooms maintained by MyWay.com.

Most of our business is currently conducted through six majority- or wholly-owned subsidiary corporations. Each of our subsidiaries performs a function or provides a service which is complementary to the basic business that we conduct directly and through JoinUsOnline. Thus:

      o     United Interactive

            |_|   serves as our research and development facility

            |_| develops and hosts all of the web portals and Web sites which we and our subsidiaries maintain

            |_| offers web portal and Web site development and hosting services to third parties

            |_| develops various web-based products that we and our subsidiaries offer, such as the easy-to-construct customizable three page Web site we offer through Web Classified

            |_| provides us, our subsidiaries and third parties with high speed Internet access services.

      o IMS provides Visa and MasterCard network credit card processing, check and debit card processing as well as credit card gateway services for merchants who sign up for such services either directly at our JoinUsOnline Web site or through the JoinUsOnline Web site maintained by their organization, and also to non-members.

      o Web Classified provides to individual and business members of our JoinUsOnline customer organizations who elect to purchase an easy to construct and customize three page Web site

            |_| access to Web Classified's database driven Web site generation application, and

            |_| the web hosting services required for the maintenance of such Web sites.

      o Express Financial provides licensed mortgage banking services to individual and business members of our JoinUsOnline customer organizations, as well as to individuals and businesses who are not JoinUsOnline members. Express Financial represents various lending institutions and is a licensed and approved lender for various federal lending programs including FHA, VA and Title II loans. Express Financial engages in residential and commercial mortgage lending activities through three different channels:

            |_| directly with customers who do business with Express Financial's two offices located in South Florida;

            |_| through "net branches," maintained on a full time or part time basis by individuals and businesses located in various other states that produce mortgage lending business for Express Financial; and

            |_| via a virtual branch office that Express Financial maintains on the Worldwide Web at www.efcol.com through which customers can shop for and obtain mortgage financing by completing an on-line mortgage loan application.

      o GKB is developing a restaurant industry specific web portal called FattyDaddy.com which will be offered to JoinUsOnline member organizations. Access to the FattyDaddy.com portal will also be marketed directly to non-JoinUsOnline members. When it is completed, which we estimate will occur around August 1, 2000, the FattyDaddy.com portal will:

            |_| enable restaurants who advertise on the FattyDaddy.com portal to complete e-commerce transactions with consumers for takeout/delivery, take reservations on-line, order closeouts and supplies on-line and hire help;

            |_| permit supplier of goods and services to restaurants to advertise and provide their supplies and services on-line to restaurants and create e-commerce transactions with those restaurants; and

            |_| enable consumers who visit the FattyDaddy.com Web site to find a restaurant, order take out and delivery, make a reservation, print out a coupon, or find employment at a restaurant or restaurant supplier.

            The remaining 20% interest in GKB is held by Keith Becker, who is William Becker's brother, and two unrelated parties. See "Certain Relationships and Related Transactions."

In addition to the business that we conduct directly and through our subsidiaries, we have also formed a joint venture called TVI Marketing.com, Inc. ("TVI") with an unaffiliated company. We own 40% of TVI. The TVI joint venture, which has not begun to generate any material revenues, will seek to enroll members and market products to those members via Internet and satellite television marketing programs.

OUR STRATEGY

During the 1990s, we successfully built a business which provided the consumers and merchants who were employees and members of our clients' organizations with access to various benefit and service programs offered by third parties with whom we contracted to make such offerings available. The strategy we have been pursuing since 1999 has been

      o     to convert our benefits and services business from

            |_| a paper-based system which was grounded on the distribution of brochures and leaflets which describe the various benefit and service offerings and the mailing or faxing of coupons and certificates by our client organizations' members in order to activate a benefit or service,

            |_| to an internet-based system where members and employees can log-on to a web page that we create for their organization through which they can instantaneously receive information about, and activate any benefit or service offered through their organization; and

      o to leverage our access to the millions of consumer members of our client organizations by creating a one-stop Internet portal system called JoinUsOnline.com

            |_|   which we private label for our client organizations and

            |_| through which their employees and members can instantaneously link to the websites of participating businesses who desire to offer and sell their products and services to those consumers.

In order to implement that strategy we built an infrastructure on the Internet for web hosting and development through United Interactive, we created our own proprietary search engine incorporating web pages through WebClassified and we incorporated the ability to process credit card transactions for products, benefits and services sold by at various websites within the JoinUsOnline.com portal system through IMS's e-commerce credit and debit card transaction operations.

The implementation of that strategy

      o has enabled us to significantly lower our costs of delivering our benefit and service programs by minimizing the need to print and distribute brochures and fulfillment documents,

      o will enable us, we believe, to generate significant revenues from the sale of JoinUsOnline.com web portals and

      o will enable us and our client organizations, we believe, to participate in the revenues derived by the businesses who sell products and services to the consumers who link to them via the private labeled web portals we create for our client organizations.

In order to make our JoinUsOnline.com portal system more attractive to client organizations, potential client organizations and their various members and employees, we have incorporated into our strategy, a growth by acquisition program which is targeted at small so called "dot com" companies - companies that have established, or who desire to establish, a website on the Internet so they can gain access to customers to buy their products and services. The dot coms that we are interested in acquiring are those whose product and service offerings, we believe, would be of interest to the employees and members of our client organizations. The general formula we have adopted for our acquisition program entails our acquisition of 80% of the ownership of a dot com in consideration for our commitment to invest up to $1,000,000 in the company, and our creation of a private labeled JoinUsOnline.com web portal for the company. Through that portal and its linkage to the other portals within the JoinUsOnline.com portal system, the dot com will gain access to the millions of customers who are employees and members of our client organizations. To date, we have employed our acquisition strategy in two cases - our acquisition of Express Financial and GKB.

HISTORICAL SUMMARY OF THE COMPANY

We were incorporated under Delaware law on March 31, 1993 as ADV Acquisition Corp. In June 1993, we changed our name to Empire Capital Corporation. From the time of that change of name until approximately March 1999, we conducted business as a provider of asset-based and real estate based financial services. In July 1996 we changed our name to Interfund Resources, Inc. Upon completion of the reverse acquisition transaction in February 1999, by which we became the parent corporation of JoinUsOnline, United Interactive, IMS and WebClassified, we commenced the business activities described above.

JoinUsOnline's Business

JoinUsOnline offers an ever-expanding portfolio of discounted benefits and services that provide privileged access to goods and services to companies, businesses, fund raising organizations, large associations, affinity groups, their members and customers. JoinUsOnline offers more than 30 different benefit and service programs which include home shopping, travel, automobile, dining, health, discount coupon, investment, and other lifestyle enhancement programs, as well as a variety of business benefits and services. In 1999, JoinUsOnline changed the focus of its business from a paper-based model to an Internet based model. By doing so, JoinUsOnline has been able to substantially reduce its costs of acquiring enrollees in the various benefits and services programs which it offers to the members of JoinUsOnline's client organizations, and its fulfillment costs in providing such benefits and services to those enrollees. Those costs, which ranged as high as $6.00 per member due the high labor costs associated with the use of paper-based enrollment and fulfillment packages, now range as low as $.25 per member due to the ease and efficiency of capturing storing and using membership and program enrollment data transmitted from a client organization member's PC over the Internet.

At the present time, the list of benefits and services offered by JoinUsOnline includes:

o Dial Up Internet Access         o Personal Financial Services        o New Car Buying
o Travel Services                 o Mortgage Loans                     o Grocery Coupons
o Automobile Rental               o Real Estate Services               o CDs and Tapes
o Moving Services                 o Telephone Services                 o Golf Services
o Consumer and Health Services    o Classified Advertising             o Fund Raising
o Personal Web Pages              o WebClassified.net                  o Merchant Services
o New and Used Car Pricing        o Hotel and Motel Services           o Vision Plans
o Discount Pharmacy Services      o Chiropractic Services              o Dental Services
o Shopping a la Card              o Consumer Legal Services            o Business Legal Services
o Web Hosting Services            o Bi-Weekly Mortgage Services        o Magazine Subscriptions
o Online Business Barter Services

Prior to 1999,

      o all JoinUsOnline benefits information was packaged as booklets, brochures, coupons and other paper-based documents; and

      o the only way that an employee of a company or member of an organization which had agreed to offer benefits, products and services through JoinUsOnline could obtain those benefits was by

            |_|   filling out, and then mailing or faxing a paper coupon, or

            |_| by calling a telephone number contained in the descriptive materials and speaking with a person who would enroll the employee or member in the particular program or service.

Commencing in 1999, JoinUsOnline adapted its business to the Internet by creating the JoinUsOnline Internet portal. This Web site, which is customized to display each client organization's logos and trademarks, contains a standard format containing links and buttons which, when clicked, take the user to one or more web pages which

      o describe each of the particular benefits, products or services that the JoinUsOnline client organization has agreed to make available to its employees or members through JoinUsOnline; and

      o which provide the employee or member with a fill-in-the-blanks registration screen which instantaneously enrolls the him in the particular program of his choice via a secure Internet connection to JoinUsOnline's servers.

The JoinUsOnline Web site of each JoinUsOnline client organization is linked directly to the client's existing Web site, or in some cases, serves as the client's Web site.

Pursuant to an agreement which JoinUsOnline entered into in March 2000 with MyWay.com, a subsidiary of CMGI, Inc., a customized version of the MyWay.com Internet portal containing the logos and trademarks of the client organization is incorporated into the client organization's JoinUsOnline Web site. Thus, any employee or member of a client organization who accesses his employer's or organization's Web site can receive continuous updates of the latest news and pricing information for the securities that he would like to follow, maintain an online address book or calendar, link to various e-commerce shopping sites and link to Web sites grouped by industry, all via the customized MyWay portal provided by JoinUsOnline to his employer or organization, and, at the same time, he can gain access to, sign up for and purchase all of the benefits products and services at his employer's or organization's JoinUsOnline portal just by making a few clicks of his mouse.

JoinUsOnline packages benefits and services which are either provided directly by it or by third party providers into programs and it offers these programs principally to affinity groups (trade group and professional associations), businesses and charitable organizations which in turn make JoinUsOnline's programs available to their members, employees and/or customers. To a lesser degree, JoinUsOnline markets its programs directly to individual consumers and businesses. The key to JoinUsOnline's marketing strategy is that its programs are "value added." This is due to the fact that the members of participating affinity groups or the customers of participating businesses obtain access to JoinUsOnline's programs as part of their membership dues or in conjunction with a purchased product or service. All fees associated with membership in JoinUsOnline's programs are paid directly by the participating affinity group or business. Through JoinUsOnline's numerous long standing relationships and its bulk purchasing capabilities it is able to provide an ever expanding portfolio of benefits and services that offer privileged access to goods and services with tremendous buying power for JoinUsOnline's members. Since the commencement of JoinUsOnline's business operations in 1990, it has established relationships with over 1,500 affinity groups with combined memberships in excess of 29 million households and 1,500,000 businesses. On average, JoinUsOnline's consumer programs offer participants $2,500 or more in annual savings, and its business programs can save participating companies $4,000 or more annually.

The JoinUsOnline Portal System

In order to leverage our access to the millions of consumer members of our client organizations, JoinUsOnline has created a one-stop Internet portal system called JoinUsOnline.com. JoinUsOnline private labels these portals for our client organizations. As of the date of this prospectus, approximately 65 JoinUsOnline.com client organization portals are in operation. Through those portals, the employees and members of those organizations can instantaneously link to the websites and JoinUsOnline sub-portals (see below) of participating businesses who desire to offer and sell their products and services to those consumers.

There are tens of thousands of dot com companies who are trying to sell their products and services via their websites. We believe that a significant portion of every dot com's operating budget is geared towards customer acquisition. We further believe that the costs of customer acquisition are ranging as high as $800 per transaction with millions of dollars being committed by dot coms in up front access costs just so they can try and get a customer to look at the product or service offerings at their websites. It is our view that each of these dot com companies shares a common goal - the desire to gain access to a base of customers. Dot coms are paying millions dollars in advertising and website-related operating fees for this access. JoinUsOnline is able to offer companies desiring to gain exclusive access to the millions of consumers who are employees and members of our client organizations a very low cost of customer acquisition. The total turnkey cost to a client for a private labeled web sub-portal - a portal within the JoinUsOnline.com portal system which can be directly accessed via a hyperlink button which is prominently displayed on each of our client organizations' JoinUsOnline.com portals - can be as low as $2,400,000. Included within that turnkey cost is exclusivity, either for a particular category within the customer base, or for the entire customer base, for the dot com's particular product or service. For example, a dot com that might be interested in offering discount golf vacation packages to the employees and members of our client organizations could, for the price of its sub-portal, gain such access to the exclusion of all other businesses desiring to make the same type of offering to that potential customer base. As of the date of this prospectus, approximately two JoinUsOnline.com sub-portals are in operation.

In addition to the turnkey fee, JoinUsOnline will receive a portion of the revenues derived by the dot com from the sale of products and services via its sub-portal. JoinUsOnline will share a portion of that dot com revenue with the client organizations whose members purchase the products or services that generate such receipts.

JoinUsOnline derives and will in the further derive its revenues from the up-front enrollment fees that it charges its clients, from the dot com sub-portal turnkey fees that it will be charging, from the revenues that its clients and the dot coms will be deriving from purchases made through the JoinUsOnline.com portal system and from utilization fees paid by many of the program benefits and service providers who provide goods and services to the members of JoinUsOnline's clients who enroll in such programs. The pricing of JoinUsOnline's programs range from free to $4.95 per month per member. The costs to JoinUsOnline's clients are based upon the type of program designed for the client. JoinUsOnline's net sales and its operating earnings during each of the periods described below were, as follows:

                                    Years Ended           Three Months Ended
                                    December 31,              March 31,
                             -----------------------   -----------------------
                                 1999          1998        2000         1999
                                 ----          ----        ----         ----

Net Sales .................. $2,011,257   $3,274,055   $  918,245   $  755,511

Operating earnings (loss) .. $  119,268   $2,178,675   $  318,992   $  614,156

JoinUsOnline's Target Markets

JoinUsOnline markets a variety of business and consumer based value-added benefit programs and Internet portal programs to and through the telecommunications and affinity marketplaces. Included in the affinity marketplace are large groups, associations and fund raising organizations. JoinUsOnline customizes its programs based upon the demographics of its client organizations' members, customers and/or employees.

Three of JoinUsOnline's customers, RRV Enterprises, Inc., Consumers Buyline, Inc. and Catalyst Communication, Inc., were responsible for 62%, 15% and 9%, respectively, of JoinUsOnline's revenues in 1999. Taken together, such revenues amounted to 52% of our consolidated revenue in 1999. During the three months ended March 31, 2000, one of JoinUsOnline's customers, RRV Enterprises, Inc., was responsible for 19% of JoinUsOnline's revenues. Such revenues amounted to 17% of our consolidated revenues during that period.

JoinUsOnline's Marketing

JoinUsOnline has historically focused its marketing activities almost exclusively through trade shows. However, it has begun adding, as a new marketing channel, a direct sales force of marketing agents drawn from the pool of independent agents that work for several of the telecommunications companies who participate as providers in JoinUsOnline's benefits programs.

JoinUsOnline's Competition

The membership benefits and service industry serves a market of consumers and businesses nationwide. Benefits companies have traditionally marketed their benefits programs via direct sales, credit card issuers, airline services, oil companies, banking institutions, and most recently Internet web sales. The majority of customers for these programs are considered to be consumers, with a small percentage of small business owners. Individual benefit and service program offerings vary dramatically from Company to Company. JoinUsOnline's major competitors are The Signature Group and Cendant Corp.

The Signature Group commenced operations in 1966 and has estimated annual revenues of more than $900 million. They sell their benefit and service programs exclusively to end-users, i.e., consumers, who pay annual membership fees. These membership fees represent a small segment of the potential annual revenues which The Signature Group can derive from a consumer because additional benefit program offerings, at additional costs over the basic membership fee are available to the consumer. Some examples of these additional programs are health, dental, vision, pharmacy and chiropractic programs. Therefore the annual savings that Signature Group members can receive can vary dramatically depending on the programs in which they enroll. The Signature Group markets its various benefits to a community of banks, oil companies and retailers through telemarketing, as well as to a more general consumer market via the Internet.

Cendant Corp. offers 20 individual membership programs, has annual revenues exceeding $5 billion and claims to have access to over 30 million customers. It derives most of its earnings from the $69.00 annual membership fee that it charges its customers. Cendant has a multi-tiered membership fee that starts at $69.00 and increases depending on the benefits selected. As in the case of The Signature Group, the actual saving to the end-user varies depending on the consumer programs in which the end-user chooses to participate. Like The Signature Group, Cendant's marketing focus consists mainly of telemarketing through credit card companies, oil companies and retailers. Cendant is in the process of establishing a marketing presence on the Internet, but does not currently market via the Internet.

JoinUsOnline's most important competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we possess. However, JoinUsOnline believes that it provides one of the most comprehensive benefits and service programs that the industry affords, and that one factor which separates JoinUsOnline from its competition and provides it with a significant competitive advantage over them is that the members of JoinUsOnline's client organizations pay no membership fee to JoinUsOnline.

JoinUsOnline's Employees

JoinUsOnline currently has 15 employees. None of its employees is represented by a labor union and JoinUsOnline believes its employee relations are excellent.

United Interactive's Business

United Interactive's primary function is to provide the range of Internet services delivered to the us and to our subsidiaries. This includes the development and hosting of corporate Web sites, e-mail management, secure Inter-company networking, and network design and implementation. United Interactive manages and maintains the physical components comprising our computer network as well as the computer systems employed in connection with the production of the computer-based products and services that we and our subsidiaries provide.

United Interactive is responsible for the development of the back office programming that provides the functionality of sites such as Web Classified's Web site product and the JoinUsOnline portal system.

United Interactive has three departments: Network Operations, Software Development and Interactive Media.

The Network Operations Department is responsible for implementing Internet technologies, monitoring our network on a seven day per week, 24 hour per day basis, and providing customer support, software development and interactive media services.

The Software Development Department consists of a team of web and distributed system developers who design, implement and maintain all of our external e-commerce and internal web applications. Software Development is responsible for:

      o     Management of development projects
      o     System architecture and design
      o Development using JavaScript, Visual Basic, COM, MTS, T-SQL, and a variety of web application frameworks including MS Site Server
      o     Database administration
      o     Maintenance of e-commerce systems and web applications

The Software Development Department acts primarily as an internal development house, but occasionally accepts select external clients.

The Interactive Media Department's team of graphic artists, multi-media designers, multi-media programmers and Web designers develop, design, and maintain our and our subsidiaries' corporate Web sites. In addition Interactive media is responsible such materials as:

      o     Marketing materials, broadcast quality VHS productions.
      o     Internet and local area network streaming video and audio
      o Interactive Multi-Media CD presentations for use in corporate kiosks, presentations, trade shows, education and training.

In addition to acting as our internal media house, the Interactive Media Department accepts select client assignments from third parties.

United Interactive's Interactive Multimedia Department designs and develops interactive presentations and multimedia CDs for internal use and use on client Web sites. United Interactive also designs and produces training and marketing materials that include interactive CD ROMs and live action video presentations for use by our marketing personnel and the sales representatives who market our various benefits and services programs. United Interactive also conducts business as an Internet service and applications service provider to third parties. Such services include dial up and dedicated Internet access (primarily to customers located in the 561 area code), web hosting, and Web site development.

United Interactive's business activities generate revenues in the form of development fees, residual hosting fees and royalty fees. The pricing of United Interactive's various product and service offerings is based upon the time, effort and resources United Interactive utilizes for each project. Most of the projects United Interactive works on will have a long term effect on its revenues, as most the fees it receives consist of a combination of project development fees, coupled with residual royalty fees paid by the users of the products it creates. United Interactive's net sales and its operating losses during each of the periods described below were, as follows:

                                    Years Ended            Three Months Ended
                                    December 31,                March 31,
                              ---------------------    -----------------------
                                 1999          1998         2000         1999
                                 ----          ----         ----         ----

Net sales .................  $ 287,838    $  84,259    $  22,862    $ 112,719

Operating earnings (loss) .. $(576,813)   $(366,367)   $(495,234)   $ (84,735)

United Interactive's Target Markets and Marketing

Aside from acting as a service provider to us and our companies, United Interactive specializes in creating electronic commerce solutions for small, medium, and large businesses as well as organizations and affinity groups. United Interactive primarily markets these services to our existing clients, which provides a large, qualified customer base without incurring typical customer acquisition costs. The e-commerce solutions provided by United Interactive encompass Web site design activities, custom database programming, web hosting, and secure online transaction processing. United Interactive does not use any traditional advertising or marketing for their services. Third party clients are normally acquired by United Interactive through referrals. United Interactive also participates in several agent programs, and receives business referrals from partners that include Microsoft and IBM.

United Interactive's Competition

The principal competitive factors affecting the market for United Interactive's products include product features, product performance and ease of use, pricing and support. United Interactive's competitors include companies with established positions in Internet hosting, e-commerce, software development, and Internet marketing. As a result, such companies may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products. Competition could increase as new companies enter the market, and as existing competitors intensify growth.

United Interactive competes with major Internet Web site hosting companies, e-commerce Web site hosting companies, and Internet e-commerce merchant credit card processing companies that market to small, mid-size businesses and corporations. As ranked by Cnet, the most significant competitors in these markets are Verio, Inc. and Concentric Network Corporation.

Verio, Inc. is a national provider of Internet services to small and medium sized businesses.

Verio provides its customers with the telecommunications circuits that permit Internet access and also hosts their Web sites.

Concentric Network Corporation provides tailored, value-added Internet Protocol based network services for enterprises and consumers. Services include dedicated access facilities, web hosting, remote access services and virtual private networks.

United Interactive's Employees

The Network Operations Department has five employees, the Software Development Department has four employees and the Interactive Media Department has four employees

IMS's Business

IMS conducts business in the transaction processing industry as a marketer of electronic credit card authorization and payment systems to merchants located throughout the United States. The transaction processing industry provides merchants with credit, charge and debit card and other payment processing services, as well as related information services. Each time that a merchant initiates a credit card payment transaction by swiping a customer's credit card through a card reading machine, several distinct business entities become entitled to receive a portion of the amount of the transaction (called the discount rate) which can typically fall between 1.6% to 3.5% of the amount of the charge. For example, the credit card reading machine may have been provided to the merchant by an organization who serves as a registered agent for a particular bank. That agent is called an independent sales organization or "ISO" or it is called a merchant services provider or "MSP". Alternatively, the card reading machine may have been provided by an agent of the ISO or by an independent sales representative who must work through an ISO's agent. Each of those entities will receive some portion of that transaction fee. Upon keying in the amount of the transaction and swiping the customer's credit card through the card reading machine, the data is sent simultaneously to the customer's bank for verification of the status of his account, and to the merchant's bank for crediting to the merchant's account via one of several transaction processing networks (such as the NOVA Network or Concord EFS Network, which are the two processing networks primarily used by IMS). Each of those entities will also receive a portion of the transaction fee. Also, the card association which sponsored the customer's credit card (such as Visa or MasterCard ) will also receive part of that transaction fee.

The transaction processing industry is characterized by a small number of large transaction processors that focus primarily on servicing large merchants and by many smaller transaction processors that provide a limited range of services to small to medium-sized merchants. Large merchants (i.e., those with multiple locations and high volumes of card transactions) typically demand and receive the full range of transaction processing services as well as customized information services at low per-transaction costs. By contrast, transaction processors historically have not offered small to medium-sized merchants the same level of services as large merchants or relatively low per-transaction costs offered to larger merchants. The growth in card transactions and the transition from paper-based to electronic transaction processing, however, have caused small to medium-sized merchants increasingly to demand sophisticated transaction processing and information services similar to those provided to large merchants.

Community and regional banks and ISOs such as IMS are the primary groups that market and sell transaction processing services to small to medium-sized merchants. In the emerging market sectors which include business to business sales, government purchasing cards and the explosive growth of Internet e-commerce, credit card usage is at its all time high. In order to compete with vertical market Internet e-commerce companies, storefront merchants are reinventing themselves by building e-commerce web sites. This phenomenon has created an emerging market for secure real-time transaction processing. Every day, more and more consumers are becoming more comfortable with the concept of using their credit card accounts to purchase products from e-commerce companies over the Internet. A business relationship with a merchant services company such as IMS has become essential to any business's ability to compete in the business to business and business to consumer market places.

Prior to January 2000, IMS conducted business as an agent for other registered agents. In such capacity, IMS marketed and serviced electronic credit card authorization and payment systems to merchants located throughout the United States, and received approximately five to ten basis points (a basis point equals one one-hundredth of one percent of the amount of the charge) on the amount of each transaction processed by a merchant through a card reading machine sold or supplied to the merchant by IMS.

Since January 2000, IMS has conducted business as an ISO for Imperial Bank and for EFS National Bank. As an ISO, IMS offers merchants a cost-effective, reliable, turnkey debit and credit card processing system. We believe that IMS will be able to provide its system on a profitable basis because of its low-cost operational structure, which includes efficient marketing and volume purchasing arrangements with equipment and communications vendors.

IMS derives revenues in a number of different ways. Chief among them are:

      o Revenues from the sale of credit card processing equipment and software.

      o The balance remaining after the fees which IMS pays to the Nova and Concord EFS Networks, and to the credit card associations for processing the transactions of IMS's merchant-customers are deducted from the per transaction fees which IMS charges its merchant-customers.

      o Monthly fees to cover the cost of providing merchant-customers with monthly transaction statements and seven day per week, 24 hour per day customer service.

      o Lump sum revenues resulting from the occasional sale of entire portfolios of merchant accounts.

As of March 31, 2000, IMS was providing transaction services to 2,400 merchants who generated a volume of approximately $87,000,000 in transactions during the three month period which ended on that date. We believe that IMS's agreements with Imperial Bank and EFS National Bank will enable IMS to increase substantially its customer base which, in turn, will increase the volume of processed transactions and the revenues generated by IMS with respect thereto. While we further believe that such activity will permit IMS to generate a profit from its operations during the year 2000, no assurances can be given that such volume increases will occur, or if they due, that IMS will derive sufficient revenues therefrom to achieve profitability.

IMS's net sales and its operating earnings (loss) during each of the periods described below were, as follows:

                                     Years Ended           Three Months Ended
                                     December 31,              March 31,
                               ----------------------   ----------------------
                                  1999         1998        2000         1999
                                  ----         ----        ----         ----

Net sales ................... $ 334,718    $ 465,474   $  70,015    $  83,988

Operating earnings (loss) .... $(124,086)   $  11,853   $(248,443)   $  (5,259)

IMS's Target Markets and Marketing

IMS's three primary customer markets are small to mid size companies, Internet merchants and home based businesses. IMS employs special pricing programs which are designed to increase its market share. IMS currently supports a local sales force, and it intends to increase its sales volume by building, in conjunction with us and our other subsidiaries, and supporting a national sales force of 1,000 representatives. IMS plans to increase its market share by taking advantage of the synergies that we and our other subsidiaries can provide by giving IMS access to our various association clients and customers and the members of such associations. However, no assurances can be given that IMS will be successful in regard to any of the foregoing plans.

IMS's Competition

The electronic transaction processing industry is intensely competitive. Increased competition is likely from both existing competitors and new entrants into IMS's existing or future markets. IMS believes there are low barriers to entry in its markets. IMS may not be able to compete successfully as other companies develop new products and services, change prices, improve customer service and hire additional personnel. Competitors may offer new products and services resulting in greater competition and lower market share for IMS. Many of IMS's competitors, such as SPS Transaction Services and Card Service International, have longer operating histories, greater name recognition, larger customer bases and substantially greater resources than IMS has. Competitors may be able to adapt more quickly to new technologies and changes in customer requirements and may also be able to devote greater resources to marketing.

IMS's Employees

IMS currently has three employees. None of its employees is represented by a labor union and IMS believes its employee relations are excellent.

Express Financial's Business

Express Financial is a mortgage banker which represents over 70 direct lenders, and is also a fully licensed and approved lender for federal programs including FHA, VA loans and Title-1 loans. Express Financial has online underwriting authority from Fannie Mae and Freddie Mac that enables it to issue approval of loan applications within minutes after it submits a completed application file to such organizations. Express Financial offers all types of residential and commercial loans, including first mortgages, second mortgages, commercial and construction loans, bridge loans, numerous specialty-financing programs, and foreign national programs.

Express Financial maintains a virtual branch office on the Worldwide Web at which customers can shop for and obtain mortgage financing by completing an on-line mortgage loan application over the internet by using Express Financial's on-line WEBAPP software. Express Financial has extended its virtual branch concept to the states of West Virginia, Georgia, Pennsylvania, Maryland and Ohio by permitting selected mortgage bankers licensed in those states to use Express Financial's WEB APP software in connection with their respective mortgage lending operations.

Operations - Production of Mortgage Loans

At the initiation of the mortgage banking process is the generation of leads and the completion of loan applications. Express Financial performs this function through three separate channels:

      o directly with customers who do business with Express Financial's two offices located in South Florida;

      o through "net branches," maintained on a full time or part time basis by individuals and businesses located in various other states that produce mortgage lending business for Express Financial; and

      o via a virtual branch office that Express Financial maintains on the Worldwide Web at www.mortgagestogo.com through which customers can shop for and obtain mortgage financing by completing an on-line mortgage loan application.

Express Financial evaluates the loan applications and funds those loans that meet the underwriting criteria established by the lenders and investors who purchase loans from Express Financial. Express Financial then sells the mortgage loans in the secondary market to those lenders and investors.

As part of that underwriting process, Express Financial evaluates credit reports and property appraisals when required, verifies borrowers' income and assets and obtains any additional third party verifications relating to the borrowers and the mortgaged properties.

Express Financial obtains commitments from its lenders and investors for the purchase of every mortgage loan that it funds on the same day that Express Financial locks in a rate for a borrower. This protects Express Financial against changes in interest rates between the date Express Financial issues a loan commitment at a locked-in interest rate to the borrower and the date Express Financial sells the loan to an investor or lender. Express Financial's obligation to sell to an investor or lender is generally on a "best efforts" basis, which means Express Financial is required to sell the loan to an investor or lender only if the loan closes within an agreed upon time period. However, occasionally a borrower will elect not to lock an interest rate until the closing. In those cases, Express Financial may choose to sell the loan on a short-term "mandatory" basis, which means Express Financial is required to sell the loan to an investor or lender, that pre approved the loan within a specified number of days after the closing.

Express Financial sells, in the aggregate, approximately 70% of all of its loans to Ohio Savings Bank, Wells Fargo Bank and Washington Mutual Bank NA. The following is a list of some of the other investors and lenders who purchase mortgage loans from Express Financial:

      o     World savings Bank
      o     Citibank
      o     Fleet Mortgage
      o     Bank United
      o     First Tenn. Bank
      o     SunTrust Bank
      o     Bank Of America
      o     First Union Bank
      o     Chase Manhattan Bank N.A.
      o     GE Capital
      o     Bank One
      o     Lehman Bros. (Aurora Loans)
      o     Merrill Lynch
      o     International Bank Of Miami
      o     Temple Inland

In most cases when Express Financial sells a mortgage loan to an investor or lender, there is no recourse to it. However, inaccuracies in loan documents, information about the borrower or information about the mortgaged property may require Express Financial to repurchase a mortgage loan from the investor or lender and indemnify them for any damages caused by the inaccuracies. Since Express Financial's inception, mortgage loans that Express Financial has repurchased from lenders and investors have represented an insignificant percentage of its total mortgage loan originations.

- Funding Mortgage Loans

After a mortgage loan has been approved for funding, Express Financial generally borrows from the $4,000,000 warehouse line of credit it maintains with Impac Warehouse Lending Group to fund and close the mortgage loan. This facility bears interest of 1.5% over a designated prime rate of interest. At December 31, 1999 and March 31, 2000, Express Financial had outstanding warehouse finance facility advances from Impac of approximately $1,666,000 and $1,587,000, respectively, which were collateralized by mortgage loans held for sale having aggregate carrying values of approximately $1,686,000 and $1,631,000, respectively. Express Financial repays warehouse advances upon the sale of warehoused loans to third parties.

After Express Financial borrows funds to fund a mortgage loan, Express Financial must pledge the mortgage loan to the warehouse lender as security for its repayment of the borrowed money. During the time a mortgage loan is pledged to the warehouse lender, it is considered "warehoused." A mortgage loan is warehoused until Express Financial sells it to the investor or lender who agreed to purchase it when Express Financial agreed to fund the loan, at which time Express Financial repays its warehouse lender and the pledge is released. Express Financial's mortgage loans are warehoused for an average of approximately 18 days. Sub-prime mortgage loans are warehoused for an average of approximately 18 days.

Express Financial's net sales and its operating earnings during each of the periods described below were, as follows:

                            September 30, 1999 (date
                                of acquisition) -       Three Months Ended March
                               December 31, 1999            March 31, 2000
                            -------------------------   ------------------------
Net  sales.......................    $829,352                  $595,142

Operating earnings (loss)........      38,790                 $(208,688)

Regulation of Express Financial's Business

Express Financial's mortgage banking business is subject to the rules and regulations of each state where it makes loans, the Department of Housing and Urban Development, Federal Housing Administration, Veteran's Administration, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association and other regulatory agencies in connection with originating, processing, underwriting and selling mortgage loans. Rules and regulations issued by these entities impose licensing and work flow obligations on us, prohibit discrimination and establish underwriting guidelines. Express Financial also are required to comply with each regulatory entity's financial requirements.

Mortgage origination activities are further subject to the provisions of various federal and state statutes including the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Federal Truth-in-Lending Act, the Fair Credit Reporting Act and the Real Estate Settlement Procedures Act. The Equal Credit Opportunity Act and the Fair Housing Act prohibit Express Financial from discriminating against applicants on the basis of race, color, religion, national origin, familial status, sex, age, marital status or other prohibited characteristics. It also requires us to disclose specific information to applicants, such as the reason for any credit denial. The Truth-in-Lending Act requires Express Financial to provide borrowers with uniform, understandable information about the terms and conditions of mortgage loans so that they can compare credit terms. It also guarantees borrowers a three-day right to cancel specified credit transactions. If Express Financial fails to comply with Truth-in-Lending, aggrieved customers could have the right to rescind their loan transaction with it and to demand the return of finance charges paid to us. The Fair Credit Reporting Act requires Express Financial to supply loan applicants with a name and address of the credit reporting agency Express Financial use when the applicant is denied credit or when the rate or charge for a loan increases as a result of information Express Financial obtained from a credit reporting agency.

Some of Express Financial's client relationships are "affiliated business arrangements" that must comply with complex limitations under the Real Estate Settlement Procedures Act and to regulation by the Department of Housing and Urban Development. Affiliated business arrangements permit companies to refer real estate settlement business to Express Financial without violating the Real Estate Settlement Procedures Act's prohibition on "kickbacks" to the referring company. There are limitations on the types of payments that can be made to the referring company and disclosures that are required to be made to borrowers. Home Mortgage Disclosure Act also requires us to collect applicant information and file an annual report with the Department of Housing and Urban Development. Failure to comply with the Home Mortgage Disclosure Act could result in administrative enforcement actions that could eliminate important revenue sources for us and could lead to demands for indemnification or loan repurchases.

Industry participants are frequently named as defendants in class action and other litigation involving alleged violations of federal and state consumer lending laws and regulations. Some of the practices that have been the subject of lawsuits against other companies include:

      o     "add on" fees;

      o     truth in lending calculations and disclosures;

      o     escrow and adjustable rate mortgage calculations;

      o     private mortgage insurance calculations and disclosures;

      o     forced-placed hazard, flood and optional insurance; and

      o     unfair lending practices.

If a significant judgment were rendered against Express Financial in connection with any litigation, it could have a material adverse effect on its business and results of operations.

Although Express Financial's operations on the Internet are not currently regulated by any government agency in the United States beyond the mortgage-related regulations described above and regulations applicable to businesses generally, it is likely that a number of laws and regulations may be adopted governing the Internet. In addition, existing laws may be interpreted to apply to the Internet. There may be claims that our services violate those laws.

Regulatory and legal requirements are subject to change and may become more restrictive, making Express Financial's compliance more difficult or expensive or otherwise restricting its ability to conduct its business as it is now conducted.

Express Financial's Competition

A large number of mortgage companies transact business through retail offices and other traditional channels. Express Financial's competitors include other mortgage bankers (including those noted above), state and national commercial banks, savings and loan associations, credit unions, insurance companies and other finance companies. A great many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than Express Financial has.

Mortgage banking on the Internet is highly competitive. A large number of mortgage companies currently transact business over the Internet in one form or another. The sophistication of these companies in the Internet channel varies from simple one-page information Web sites to Web sites with extensive on-line content and features. Many of these mortgage companies share a business strategy and capability similar to those employed by Express Financial. The competition includes banks such as Chase and Bank of America, as well as mortgage originators such as Prism Financial Corporation, E-Loan and Mortgage.com, all of which are larger and better capitalized than Express Financial. In addition, Express Financial also competes on the Internet with large, national mortgage companies, such as Countrywide Credit Industries, Inc. and HomeSide Lending, which have greater origination volumes and capitalization than Express Financial.

Express Financial's Employees

Express Financial currently has 17 employees. None of its employees is represented by a labor union and United Interactive believes its employee relations are excellent.

GKB's Business

GKB manufactures and sells POS Complete, a software-based restaurant management system. As of the date of this prospectus the POS Complete system has been installed in nine restaurant locations. The POS Complete system:

      o allows restaurant operators to capture data at the point of sale, manage all of the restaurant's operations, analyze data, communicate electronically with their sites and interact with vendors;

      o features an easy to customize, touch screen interface for recording and transmitting a customer's order;

      o runs on the Windows 95/98 platform;

      o supports multiple point of sale terminals and an integrated back office system;

      o is upgradable so that clients can phase in their investment with additional hardware and software modules; and

      o is scalable, so that it can operate a single restaurant, a group of commonly-owned restaurants, or a chain of franchised restaurants.

GKB customizes each POS Complete installation to meet the specific needs of its customer.

Training is provided by GKB at the customer's site.

GKB provides support and maintenance for its installed systems on a 24-hour basis, and can remotely access its clients' systems in order to perform quick diagnostics and provide on-line assistance.

GKB has also developed and intends to launch on or about June 15, 2000, a web portal located at the URL address http://www.fattydaddy.com, which is called FattyDaddy.com. GKB has positioned FattyDaddy.com as both a so called business to business (or "B-to-B") and a business to consumer (or "B-to-C") portal. Thus, businesses within the restaurant industry, such as restaurants, who visit the FattyDaddy.com web portal will be able to engage in transactions with other businesses in the industry, such as restaurant supply companies; and those restaurants also will be able to conduct business with consumers, all via the same web portal.

GKB intends to charge restaurants and other restaurant industry-related businesses an annual membership fee as well as transaction fees in connection with the various categories of business that they will be conducting through the FattyDaddy portal site. Consumers will not be charged any fees for accessing the portal or engaging in any transactions with any of those businesses. For example, it is anticipated that restaurants desiring to conduct B-to-B and B-to-C business as the FattyDaddy portal site will be charged a fee of $29.95 per month, plus, in the case of take-out orders and deliveries of food ordered by consumers through the portal site, a transaction fee equal to 4% of the amount of the sale.

The following products and services will be available to businesses and consumers through the FattyDaddy.com portal site:

      o Takeout/Delivery - Restaurants will be able to post their menus and provide other pertinent information at their own web sites constructed with Web Classified's Web Classified.net product and hosted by United Interactive at no additional charge. Consumers will be able to search the FattyDaddy.com database of participating restaurants, place a take-out or delivery order with the restaurant of their choice and pay for their orders via the secure transaction processing systems provided by IMS.

      o Restaurant Reservations - Consumers will be able to search the FattyDaddy.com database of participating restaurants and place reservations for tables on-line.

      o Catering - Consumers will be able to search the FattyDaddy.com database of participating restaurants and catering facilities, review their respective menu offerings on-line, and transact business with such caterers via the FattyDaddy.com portal site.

      o Restaurant Yellow Pages - Consumers will be able to search FattyDaddy.com's database of participating restaurants by choosing one or more of several different categories, such as geographic location, price range and cuisine. The results of each search will be presented with links to each restaurant's web page.

      o Inventory Purchasing - Participating restaurants and other food preparation businesses will be able to purchase their food and non-food inventory needs from participating suppliers through the facility of the FattyDaddy.com portal

      o Help Wanted/Job Postings - All participating businesses will be able to place advertisements at the fattyDaddy.com portal site which will be searchable by job seekers on a category-by-category basis.

      o Online Coupons/Specials - Participating restaurants will be able to make special offerings, or provide discount coupons to consumers on-line via the FattyDaddy.com portal site.

      o New/Used Equipment Sales - Restaurants and other food service related businesses will be able to post offerings to sell equipment at the FattyDaddy.com portal site, and will be able to consummate purchases and sales of such equipment on-line at the portal site.

      o Commercial Real Estate Availability - Realtors across the country will be able to post their available food establishment locations for lease and purchase at the FattyDaddy.com portal site. All participating restaurants and other food service related businesses will have access to such postings.

      o Insurance Quotations for Food Establishments - Participating restaurants and other food service related businesses will be able to review insurance program offerings posted at the FattyDaddy.com portal site by various insurance brokers and agents located throughout the country.

GKB's Target Markets and Marketing

GKB has targeted the quick service food industry as the primary market for its POS Complete system.

GKB's Competition

The market in which GKB competes is highly competitive. There are worldwide at least 40 competitors that offer some form of sophisticated point of sale transaction processing system similar to GKB's. Competitors in the point of sale systems marketplace include full service providers such as Eltrax (Squirrel
POS), Panasonic, Positouch, Infogenesis, Ibertech (Aloha POS), Hospitality Solutions International, GEAC, NCR (Compris POS) and Radiant Systems, each of whom has substantially greater experience, capital and other resources than GKB possesses.

GKB's Employees

GKB currently has three employees. None of its employees is represented by a labor union and GKB believes its employee relations are excellent.

Our Intellectual Property

Our intellectual property includes the proprietary software authored by United Interactive and GKB, such as the Web Classified.net website product and the POS Complete restaurant management system, our FattyDaddy and JoinUsOnline trademarks, and various slogans, such as JoinUsOnline's "Changing the Way America Buys." We believe that our intellectual property is an important factor in maintaining our competitive position in our core businesses. To protect our proprietary rights, we rely generally on copyright, trademark and trade secret laws. Despite these protections, a third party could, without authorization, copy or otherwise obtain and use our products or technology to develop similar products or technology.

We have applied for, or intend to apply for registration of our primary trademarks in the United States, including "JoinUsOnLine" and "FattyDaddy.com." We intend to continue to pursue the registration of these and certain of our other trademarks in the United States and in other countries; however, we cannot be sure that we can prevent all third-party use of our trademarks. We have obtained approximately 32 Internet domain names including: "JoinUsOnLine.com," "JUOL.com," "FattyDaddy.com," "bank-card.com," "efcol.com," "eft.net," "intrinfo.com," "Webclassified.net," "TVI-Marketing.com" and "uworld.net," .

We and our various subsidiaries have developed software for our and their product and service offerings which are protected by copyright law, including Web Classified.net and POS Complete. There is no assurance that the steps we and our subsidiaries take will be adequate to protect these rights or that we or our subsidiaries will be successful in preventing the illegal duplication, distribution or other use of this software. Our failure to adequately limit the unauthorized redistribution of our software could result in litigation or liability, which could harm our business.

The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in these jurisdictions.

Third parties may assert infringement claims against us. From time to time we may be subject to claims in the ordinary course of our business, including claims of alleged infringement of the trademarks, patents and other intellectual property rights of third parties by us or our users. Any such claims, or any resultant litigation, should it occur, could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, even if we were to win any such litigation, such litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention, any of which could materially and adversely affect our business, results of operations and financial condition. Any claims or litigation may also result in limitations on our ability to use such trademarks, patents and other intellectual property unless we enter into arrangement with such third parties, which may be unavailable on commercially reasonable terms.

Research And Development

Although we do not have a specific research and development budget, United Interactive serves as our research and development facility. As such, it develops various web-based products that we and our subsidiaries offer, such as the JoinUsOnline portal system and Web Classified's easy-to-construct, customizable three page Web site.

Properties

Our headquarters consist of approximately 12,000 square feet of office space in Delray Beach, Florida which are leased from an unaffiliated landlord through 2009. The annual rental under the lease provides is $181,000, including common area maintenance, taxes and other costs. The lease contains rent escalation provisions which will increase the annual rent over a period of ten years to a total of $275,245 (including common area maintenance, taxes and other costs) for the final year.

JoinUsOnLine occupies approximately 8,400 square feet of the Delray Beach office which has been finished as separate, secure offices for its sole use. JoinUsOnline pays 70% of the monthly rental and other charges for such space. We occupy the balance of the space, and pay the remaining 30% of the monthly rental and other charges due under the lease.

IMS leases approximately 2,030 square feet of office space in Coral Springs, Florida pursuant to a lease with an unaffiliated landlord which expires in 2002. The lease provides for payment of annual rent in the amount of $26,429, including common area maintenance, taxes and other costs. It also provides for a rent escalation to $28,014.74 (including common area maintenance, taxes and other costs) in the final year.
 .
Express Financial presently leases approximately 3,600 square feet of office space in Boca Raton, Florida. This facility is covered under a five-year lease expiring on March 31, 2002. The monthly obligation is a gross total of $6,207.29, including all common area maintenance, taxes and other costs.

GKB is the lessee of approximately 750 square feet of space in Uniondale, New York, pursuant to an office service agreement which provides for the payment of an office charge of $1,050 per month during the one year term which expires on April 14, 2001. That term will be automatically extended at 105% of the prior term's monthly office charge for additional one year terms unless either party gives notice of termination to the other at least 60 days prior to the end of the then current term.

Legal Proceedings

There are no material legal proceedings pending against us or any of our subsidiaries.

                                   MANAGEMENT

The following table sets forth the names, positions with the Company and ages of the executive officers and directors of the Company. Directors will be elected at the Company's annual meeting of shareholders and serve for one year or until their successors are elected and qualify. Officers are elected by the board and their terms of office are, except to the extent governed by employment contracts, at the discretion by the Board.

Name                  Age                     Position
----                  ---                     --------

William R. Becker     43   Chief Executive Officer, Director and Chief Operating
                           Officer

Matthew J. Cohen      41   Director and Chief Financial Officer

Peter Tamayo, Jr.     36   Chief Technical Officer

Lawrence J. Brady     59   Director

Charles R. McCarthy   60   Director


William R. Becker is the Chief Executive Officer and Chairman of the Board of the Company and each of its subsidiaries. Since June 1992, Mr. Becker has served as the Chief Executive Officer of JoinUsOnline.

Matthew Cohen has served as our Chief Financial Officer since February 1999, and as a Director of the Company since September 1999. Between April 1997 and August, 1999, he served as Chief Financial Officer and as a Director of Legal Club of America Corporation, a provider of the nation's largest legal benefit programs. From 1984 to June 1996, he was Vice President and Chief Financial Officer of Standard Brands of America, Inc., a $100 million publicly held retailer of consumer electronics and appliances.

Peter Tamayo has served as a Senior Vice President and Chief Technical Officer of the Company since February, 1999. Since April 1995, he has served as the Chief Technical Officer of JoinUsOnline. Mr. Tamayo holds several patents in the computer industry, one in the electronics field and several dozen copyrights. He is a graduate of Morgan Technical Institute with majors in Industrial Electronics and Computer Science & Technology.

Lawrence J. Brady has served in senior management positions in government and the private sector, including founder and director of Capitoline International Group, Ltd.; a senior Vice President of Hill and Knowlton Public Affairs Worldwide; and Director of International Marketing for Sanders Associates, a Lockheed Corporation subsidiary. During the Reagan administration Mr. Brady served as Assistant Secretary of Commerce for Trade Administration, administering the government's export and import trade regulatory functions, including the high technology export control program, as well as the U. S. laws designed to prevent unfair sales of foreign products into the United States. He also administered the U.S. Government foreign trade zone program. Mr. Brady served also in senior staff roles in the Executive Office of the President in the Nixon and Ford administrations. He has represented the U.S. in trade negotiations in Europe, Japan and China and has been a frequent witness before Congress on international economic and trade issues.

Charles R. McCarthy has been of counsel to the law firm of O'Connor & Hannon, a Washington, D.C. and Minneapolis, Minnesota-based law firm since 1996. Prior thereto, he was a member of McCarthy & Burke, a Minneapolis-based law firm. He graduated from the Georgetown Law Center and is a former trial attorney for the U.S. Securities and Exchange Commission. His prior experience includes serving as a Blue Sky securities commissioner for the District of Columbia and teaching at the International School of Law (now George Mason School of Law) as an Assistant Professor of Law. He has over twenty-five years of experience in serving on, advising and chairing various international and domestic corporate boards. Mr. McCarthy recently completed a four-year term as General Counsel to the National Association of Corporate Directors.

Executive Compensation

None of the persons who served as our officers prior to the completion of our reverse acquisition in February 1999 is currently employed by us or any of our subsidiaries. Between the closing of the reverse acquisition and the end of April, 2000, we and JoinUsOnLine paid the salary of our Chief Executive Officer, JoinUsOnLine paid the salary of our Chief Financial Officer and United Interactive paid the salary of our Chief Technical Officer. Since the end of April 2000, we and JoinUsOnline continue to pay our Chief Executive's salary, we pay the salary of our Chief Financial Officer and United Interactive continues to pay the salary of our Chief Technical Officer. Those three officers (collectively, the "Named Executive Officers") are our only executives who receive annual compensation and bonus of $100,000 or more.

The following table sets forth compensation awarded to, earned by or paid to the Named Executive Officers during the year ended December 31, 1999. We have not paid any compensation that would qualify as payouts pursuant to long-term incentive plans ("LTIP Payouts"), or "All Other Compensation" and we did not issue any SARs during such period of time.

                           Summary Compensation Table


                                                                                 Long Term Compensation
                                           Annual Compensation                         Awards
                                   ------------------------------------------  --------------------------
                                                                               Restricted    Securities
Name and Principal                                            Other Annual     Stock         Underlying
    Position             Year      Salary ($)    Bonus ($)   Compensation ($)  Awards ($)    Options ($)
------------------       ----      ------------  ---------   ----------------  -----------   -------------
William R. Becker, CEO   1999      $ 250,000        --            --             --          2,500,000 (1)
Matthew Cohen, CFO ...   1999      $  36,462 (2)    --            --             --            100,000 (3)
Peter Tamayo, CTO ....   1999      $ 104,000        --            --             --                --


-------------------------
(1) In February, 1999, we awarded to Mr. Becker under our 1999 Long-Term Incentive Stock Option Plan (the "Option Plan") a ten year non-qualified option to purchase 2,170,000 shares of common stock at an exercise price of $1.50 per share, and a five year incentive stock option to purchase 330,000 shares of common stock at the same exercise price. Both options vest at the rate of 20% per annum at the commencement of each year during the term thereof. Accordingly, as of the date of this prospectus, Mr. Becker is entitled to purchase a total of

1,000,000 shares pursuant to such options. See, "Employment Contracts, Termination Of Employment And Change In Control Arrangements." Does not include 500,000 shares of common stock issuable pursuant to a ten year non-qualified option at an exercise price of $.69 per share that we awarded to Mr. Becker in June 2000 under our Option Plan. That option vests at the rate of 100,000 shares per year on each of the first five anniversaries of the date on which the option was granted.

(2) Paid between September 13, 1999, the date of commencement of Mr. Cohen's employment, and December 31, 1999.

(3) In February 1999, we awarded to Mr. Cohen, who was then providing CFO services to us, a ten year incentive stock option under our Option Plan to purchase 100,000 shares of Common Stock at an exercise price of $1.50 per share. The option vests at the rate of 50% per annum at the end of each of the first two years during the term thereof. During the quarter ended March 31, 2000, Mr. Cohen purchased 50,000 shares of common stock pursuant to that option. See, "Employment Contracts, Termination Of Employment And Change In Control Arrangements" and "Certain Relationships and Related Transactions." Does not include 200,000 shares of common stock issuable pursuant to a ten year non-qualified option at an exercise price of $.69 per share that we awarded to Mr. Cohen in June 2000 under our Option Plan. That option vests at the rate of 66,666 shares per year on each of the first three anniversaries of the date on which the option was granted.

                      Option/SAR Grants In Last Fiscal Year

We did not grant SARs to any of the Named Executives during 1999. The following table describes the options granted to the Named Executives in 1999.


                                                     Individual Grants
---------------------------------------------------------------------------------------------------------------
                                    Number of
                                    Securities       % of Total Options
                                    Underlying       Granted to Employees    Exercise or Base
           Name                 Options Granted (#)      In Fiscal Year        Price ($/Sh)     Expiration Date
------------------------        -------------------  --------------------    -----------------  ---------------
William R. Becker, CEO            2,170,000  (1)              70.8%               $1.50            2/26/2009
William R. Becker, CEO              330,000  (1)              10.8%               $1.50            2/26/2009
Matthew Cohen, CFO                  100,000  (2)               3.3%               $1.50            2/26/2009


---------------------

(1) In February, 1999, we awarded to Mr. Becker under our Option Plan a ten year non-qualified option to purchase 2,170,000 shares of common stock at an exercise price of $1.50 per share, and a five year incentive stock option to purchase 330,000 shares of common stock at the same exercise price. Both options vest at the rate of 20% per annum at the commencement of each year during the term thereof. Accordingly, as of the date of this prospectus, Mr. Becker is entitled to purchase a total of 1,000,000 shares pursuant to such options. See, "Employment Contracts, Termination Of Employment And Change In Control Arrangements."

(2) In February 1999, we awarded to Mr. Cohen, who was then providing CFO services to us, a ten year incentive stock option under our Option Plan to purchase 100,000 shares of

Common Stock at an exercise price of $1.50 per share. The option vests at the rate of 50% per annum at the end of each of the first two years during the term thereof. During the quarter ended March 31, 2000, Mr. Cohen purchased 50,000 shares of common stock pursuant to that option. See, "Employment Contracts, Termination Of Employment And Change In Control Arrangements" and "Certain Relationships and Related Transactions."

               Aggregated Option/Sar Exercises In Last Fiscal Year
                      And Fiscal Year-End Option/SAR Values

None of the Named Executive Officers exercised any options in 1999.

Compensation Of Directors

The Company has not paid and does not presently propose to pay compensation to any director for acting in such capacity, except for nominal sums for attending Board of Directors meetings and reimbursement for reasonable expenses in attending those meetings.

Employment Contracts, Termination Of Employment And Change In Control
Arrangements

At the end of February 1999, we entered into a five-year Employment Agreement with William R. Becker, our Chief Executive Officer, President, and Chairman of the Board of Directors. The terms of this agreement, which is renewable for an additional five-year term at our option, provides for an annual base salary of $250,000. Such amount may be increased by vote of the Board of Directors in the event of a material change in the scope of his duties as a result of a significant expansion of our business and operations; a material diversification of our business activities; one or more acquisitions or other similar long term permanent occurrences.

Under the agreement, Mr. Becker was granted a ten-year non-qualified option (see "Stock Option Plan," below) under our Option Plan to purchase 2,170,000 shares of common stock at $1.50 per share which such options will vest at the rate of 20% per year at the beginning of each of said five years. Also, Mr. Becker was granted 330,000 ten-year incentive stock options (see "Stock Option Plan," below) under the Option Plan to purchase 330,000 shares of common stock at $1.50 per share which such options will vest in the same manner as the non-qualified options.

Under the terms of the agreement, we may terminate the employment of Mr. Becker either with or without cause. If the agreement is terminated by us without good cause (which requires a six month notice provision), we would be obligated to pay Mr. Becker an amount equal to the unpaid salary due an owing during the balance of the term of the agreement. If the agreement is terminated for cause, no severance will be paid.

Effective September 12, 1999, we entered into a five-year Employment Agreement with Matthew J. Cohen, our Chief Financial Officer, Treasurer and a member of the Board of Directors. The agreement, which is renewable for an additional five-year term at our option, provides for an annual base salary of $120,000 which increases $12,000 annually for the duration of the term.

Under this agreement, Mr. Cohen was granted 100,000 ten-year incentive stock options under the Option Plan to purchase shares of common stock at 1.50 per share. These options vest at the rate of 50,000 shares annually at the end of each year.

Under the terms of the agreement, we may terminate the employment of Mr. Cohen with or without cause. If the agreement is terminated by us without good cause (which requires a six month notice provision), we would be obligated to pay Mr. Cohen an amount equal to the unpaid salary due an owing during the balance of the term of the agreement. If the agreement is terminated for cause, no severance will be paid.

Stock Option Plan

In February 1999, we adopted a qualified stock option plan, the Interactive Technologies.com, Ltd. 1999 Stock Option Plan. The purpose of the Option Plan was to increase our employees' and non-employee directors' proprietary interest in the company and to align more closely their interests with the interests of our shareholders, as well as to enable us to attract and retain the services of experienced and highly qualified employees and non-employee directors.

Options granted under the Option Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify ("Non-Qualified Options"). Any Incentive Option granted under the Option Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant.

The term of each Plan Option and the manner in which it may be exercised is determined by the Board of the Directors or the Compensation Committee of the Board, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Compensation Committee

The per share exercise price of shares granted under the Option Plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Option Plan. The persons who serve as our officers, directors, key employees and consultants, or as officers, directors, key employees and consultants of our subsidiaries will be eligible to receive Non-Qualified Options under the Option Plan. Only persons who serve as our, or our subsidiaries' officers, directors and employees are eligible to receive Incentive Options.

We have reserved an aggregate of 18,000,000 shares of common stock for issuance pursuant to options granted under the Option Plan. As of the date of this prospectus, an aggregate of 5,853,900 options have been granted under the Option Plan. The Board of Directors or the Board's Compensation Committee will administer the Option Plan including, without limitation, the selection of the persons who will be granted Options under the Option Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Option Plan Option price.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

William R. Becker, our Chairman, Chief Executive and a controlling stockholder, is the owner of a travel service business with which we and our various subsidiaries conduct business. Neither we, nor any of such subsidiaries pay any fees or other compensation to such travel service. All compensation earned by the travel service is paid by the various airlines and other travel service providers at standard industry rates.

Keith Becker and William R. Becker, our Chairman and Chief Executive Officer, are brothers. Prior to April 26, 2000, Keith Becker was a 40% owner, the President and a director of GKB. On that date, we acquired an 80% ownership interest in GKB from each of its shareholders. We issued 960,096 shares of common stock to Keith Becker valued at $3,840,000 in connection with that acquisition. The agreement by which that transaction was consummated calls for contingent shares to be issued at the one-year anniversary of the closing if our stock price at that time is less than $5.00 per share. Keith Becker continues to own an 8% interest in GKB.

In March 2000, William R. Becker borrowed approximately $709,000 from us. His indebtedness to us is evidenced by a promissory note which obligates him to repay the principal on December 31, 2000. The note also requires him to pay interest computed on the unpaid principal at the rate 8% per year. The interest is also due and payable on December 31, 2000. Mr. Becker has the right to prepay all amounts due and payable under the note without premium or penalty. As of the date of this prospectus, $200,000 of the principal amount remains unpaid.

In March 2000, Robert Banner, the President of Express Financial, borrowed $200,000 from us. His indebtedness to us is evidenced by a promissory note which contains the same provisions, including those pertaining to the repayment of principal and the payment of interest, as Mr. Becker's note described in the immediately preceding paragraph. As of the date of this prospectus, the entire principal amount of the loan to Mr. Banner remains unpaid.

In March 2000, Matthew Cohen, our Chief Financial Officer, purchased 50,000 shares of our common stock by exercising an option that we granted to him last year. The $75,000 purchase price due and owing with respect to his exercise of the option is to be paid as follows: Mr. Cohen has paid the sum of $50.00 to us which constitutes the aggregate amount of the capital of those shares. He also has delivered a promissory note to us as evidence of his indebtedness to us in the amount of the $74,950 balance of the purchase price. That note is payable on demand and requires Mr. Cohen to pay interest computed on the unpaid principal at the rate 8% per year. See "Management - Executive Compensation - Summary Compensation Table."

                             PRINCIPAL STOCKHOLDERS

The following table sets forth the holdings of the Company's Common Stock as of the date of this prospectus by (1) each person or entity known to us to be the beneficial owner of more than

5% of our outstanding shares of common stock; (2) each of our directors and executive officers; and (3) all directors and executive officers as a group. All of the holders of common stock are entitled to one vote per share.


                                             Number of Shares        Percent
Name and Address of Beneficial Owner(1)    Beneficially Owned(2)     Owned(3)
----------------------------------------   ----------------------    ---------

William R. Becker.......................         14,967,200 (4)       51.3%
Matthew Cohen...........................             51,000             *
Peter Tamayo............................          1,000,000            3.6%
Charles R. McCarthy (5).................             50,000             *
Lawrence J. Brady (6)...................             50,000             *
All Directors and Executive Officers
As a Group (5 Persons)..................         16,118,200 (7)       55.3%

----------------------
* Represents less than 1%.

(1) Except as otherwise noted, the address of each of the persons listed below is 11336 Wiles Road, Coral Springs, Florida 33076.

(2)   Includes shares actually and beneficially owned.

(3) Based upon 28,171,548 shares outstanding on the date of this prospectus, increased by the number of shares under options which the holder(s) thereof have the right to acquire within 60 days from that date.

(4) Includes (a) 1,000,000 shares which Mr. Becker may acquire pursuant to options exercisable within 60 days of the date of this prospectus; (b) 2,967,400 shares which Mr. Becker owns jointly with his wife, Joni; and
      (c) 9,000,000 shares held by Joni Becker as Trustee of the William R. Becker Irrevocable Family Trust. Does not include 1,000,800 shares held by Mrs. Becker, as to which Mr. Becker disclaims beneficial ownership.

(5)   The address of Mr. McCarthy is 1666 K Street, NW Washington, DC
      20006-2803.

(6) The address of Mr. Brady is 480 South Orange Grove Blvd #16 Pasadena, Ca 91105.

(7) Includes 1,000,000 shares which all of such persons may acquire pursuant to options exercisable within 60 days of this prospectus. Does not include the shares excluded from the percentage ownership calculations made with respect to Mr. Becker pursuant to note 4 above.

                               SELLING STOCKHOLDER

All of the [ ] shares offered by this prospectus are being registered for sale for the account of Young, LLC, the selling stockholder. The selling stockholder also holds warrants to purchase common stock, which we issued to it in connection with our issuance of the common stock to the selling stockholder. The table below also includes shares of common stock issuable upon exercise of those warrants.

We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholder. However, we will receive the sum of $5.82 per share for each share of common stock purchased by the selling stockholder upon its exercise of those warrants.

Based on the information supplied to us by the selling stockholder, the following table sets forth certain information regarding the approximate number of shares of common stock which the selling stockholder owns or has the right to immediately acquire as of the date hereof, and as adjusted to reflect the sale by the selling stockholder of the shares of common stock offered by this prospectus. The selling stockholder has not held any office or maintained any material relationship with us or any of our predecessors or affiliates, over the past three years.

                               Shares Beneficially Owned                  Shares Beneficially Owned After
                                  Before Offering(1)                              Offering(1)(2)
                               -------------------------                  -------------------------------
Name and Address                Number      Percent(3)     Shares Offered       Number     Percent
----------------               -------      ----------     --------------       ------     -------
Young, LLC
Harbour House, 2nd Floor
Road Town, Tortola
British Virgin Island                                                             -0-         -0-

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the selling stockholder and its percentage ownership, shares of common stock subject to warrants held by the selling stockholder that are currently exercisable, or become exercisable within 60 days of the date of this prospectus are deemed outstanding. The stock purchase agreement which we executed with the selling stockholder limits the selling stockholder's rights to receive additional shares in the event we are required to reprice the selling stockholder's shares. See the "Liquidity and Capital Resources" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations." In accordance with that limitation, the selling stockholder cannot receive repricing shares or exercise its warrants to the extent that such receipt or exercise would result in the selling stockholder and its affiliates beneficially owning more than 9.99% of our then outstanding common stock. Thus, although some of the shares listed in the table might not be subject to purchase by the selling stockholder during that 60 day period, they are nevertheless included in this table. Except as indicated by this footnote, to our knowledge, the selling stockholder is believed to have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it. The information regarding the selling stockholder has been furnished by it.

(2) Assumes that all shares of common stock offered in this prospectus will be sold.

(3) Based on approximately 28,171,548 shares of common stock issued and outstanding as of the date of this prospectus.

                            DESCRIPTION OF SECURITIES

The following summary description of our capital stock is not intended to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended, copies of each of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 90,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The shares of common stock:

      o have equal rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company;

      o are entitled to share ratably, subject to the rights of the holders of any securities which are senior to, or which have preferences greater than the common stock, in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

      o are not subject to preemptive, subscription or conversion rights;

      o have no redemption or sinking fund provisions applicable thereto; and

      o are entitled to one non-cumulative vote per share on all matters which stockholders may vote on at all meetings of stockholders.

All of the 28,171,548 shares of common stock now outstanding are fully paid and non-assessable.

Inasmuch as our common stock does not have cumulative voting rights, the holders of more than 50% of the outstanding shares can elect all of the directors, if they choose to do so, in which event the holders of the remaining shares cannot elect any directors. Accordingly, inasmuch as our current officers, directors and a control person or persons own more than 50% of the outstanding shares, they will continue to be able to elect all of the directors.

We have paid no cash dividends and it is not anticipated that any cash dividends will be paid in the foreseeable future. In all events, the declaration of cash dividends will depend upon future earnings, if any, our financial needs, and other pertinent factors.

Our Transfer Agent is Olde Monmouth Stock Transfer Company, Inc., 77 Memorial Parkway, Atlantic Highlands, New Jersey 07716

Our common stock is quoted in the National Quotation Bureau Pink Sheets under the symbol "INTR." Before the date when the registration statement of which this prospectus forms a part is declared effective, we intend to apply to the Nasdaq Stock Market, Inc. for admission of our common stock for trading under the symbol "INTR" on the Nasdaq SmallCap Market or, if we determine that we meet the criteria for listing of the common stock on the Nasdaq National Market, we intend to apply for such listing in lieu of applying to the SmallCap Market. In the event that our application is denied, we will seek to have our common stock admitted to quotation under the symbol "INTR" on the NASD's OTC Bulletin Board.

We intend to furnish our stockholders with annual reports of our operations, containing audited financial statements and with additional information concerning our business and affairs whenever deemed appropriate by our Board of Directors.

Preferred Stock

Pursuant to our certificate of incorporation, we are authorized to issue up to 10,000,000 shares of "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by our Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, in certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of the common stock.

Currently, there are no shares of preferred stock outstanding.

Registration Rights

When we issued our shares of common stock to the selling stockholder, we entered into a registration rights agreement with it. That agreement

      o obligates us to register, pursuant to the Securities Act, at our cost and expense:

            |_| all of those shares,

            |_| the shares of common stock issuable upon exercise of the warrants that we also issued at that time; and

            |_| a sufficient quantity of additional shares of common stock that may be issued pursuant to the repricing provisions of our stock purchase agreement with the selling stockholder that we discussed above in the "Liquidity and Capital Resources" section of

      "Management's Discussion and Analysis of Financial Condition and Results of Operations."

o provides that,

            |_| if we did not file that registration statement by March 3, 2000, or

            |_| that registration statement was not declared effective by the SEC on or before May 3, 2000,

      we may be required to pay to the selling stockholder, if it so elects, $80,000 for each 30 day period (pro-rated for periods of less than 30 days) commencing on or about March 3, 2000 and ending on the date when such effectiveness is declared. We did not file the registration statement until August [ ], 2000. The selling stockholder has not yet advised us if it will be electing to receive such payment. If it does make such election, we will be required to pay the sum of $[ ] to it for the period which elapsed between April 3, 2000 and the date when the registration statement is declared effective.

Warrants and Options

We issued warrants to the selling stockholder which entitle it to purchase 164,948 shares of common stock at an exercise price of $5.82 per share during the period between February 3, 2000 and February 2, 2004. The number of shares which may be purchased under the warrant, and the purchase price are both subject to adjustment upon the occurrence of various events including, but not limited to, a repricing of the selling stockholder's currently held shares pursuant to the provisions of the stock purchase agreement previously discussed. We are registering all of the shares issuable under to that warrant pursuant to the registration statement of which this prospectus forms a part.

The investment banking firm of Ladenburg Thalmann & Co., Inc. served as our intermediary in connection with the transactions that we consummated with the selling stockholder. In consideration for its services in such capacity,

      o we paid the sum of $320,000 to that firm and

      o we also issued a four year warrant to the firm which

            |_| entitles it to purchase 67,920 shares of our common stock at an exercise price of $4.53 per share, and

            |_| is adjustable as to the number of shares which may be purchased, and as to the purchase price upon the occurrence of certain events.

We have issued options to purchase a total of 6,707,750 shares of common stock under our 1999 Stock Option Plan. See, "Management - Employment Contracts, Termination Of Employment

And Change In Control Arrangements" and "- Stock Option Plan" for a description of those options.

We have also issued a five year option to purchase 400,000 shares of common stock at an exercise price of $.69 per share to Boru Enterprises, Inc. See "Management's discussion and analysis of financial condition and results of operations - Liquidity and Capital Resources." That option granted "piggyback" registration rights to Boru which entitle it to cause us to register the shares issuable upon exercise of that option whenever we propose to register shares of common stock under the Securities Act, except

      o when we register those shares on SEC Form S-8, or

      o when such registration is made in connection with an underwritten offering, and the managing underwriter elects not to include all or a portion of Boru's option shares as part of the offering.

                    DELAWARE BUSINESS COMBINATION PROVISIONS

We are governed by the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

      o prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

      o the stockholder acquired more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers and shares held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or

      o the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder.

An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

      o for any breach of a director's duty of loyalty to the corporation or its stockholders,

      o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

      o pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

      o for any transaction from which a director derived an improper personal benefit.

Our Certificate of Incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Our By-Laws entitle our officers and directors to indemnification to the fullest extent permitted by the DGCL.

We maintain an insurance policy with respect to potential liabilities of its directors and officers, including potential liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this offering, we have 28,721,548 shares of common stock outstanding. Of the outstanding shares of common stock, 7,331,824 are freely tradable by persons other than executive officers, directors and ten percent shareholders of the company as that term is defined under the Securities Act, without restriction or further registration, and 21,389,724 shares would be deemed "restricted securities" within the meaning of Rule 144 under the Securities Act. If presently unexercised warrants or options were exercised to purchase common stock, we would have an additional 6,940,618 shares of restricted securities outstanding for a total of 35,662,166 shares. Restricted securities may not be sold in the absence of registration unless an exemption from registration is available, including the exemption contained in Rule 144. 17,389,724 of the presently outstanding restricted securities became eligible for resale under Rule 144 on or before April 28, 2000. 970,285 of such securities will become eligible for resale by the selling stockholder upon the effective date of the registration statement of which this prospectus forms a part, and 2,450,240 of such securities will become eligible for resale under Rule 144 on various dates falling between March 7, 2001 and April 25, 2001.

In general, under Rule 144, a stockholder who has beneficially owned shares of common stock for at least one year is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to sale limitations, notice requirements and the availability of current public information about us. Rule 144(k) provides that a stockholder who is not deemed to be an "affiliate" and who has beneficially owned shares of common stock for at least two years is entitled to sell those shares at any time under Rule 144(k) without regard to the limitations described above. In addition to the shares of common stock that are currently outstanding, a total of 5,853,900 shares of common stock are reserved for issuance upon exercise of options granted to our directors, executive officers and employees and 1,086,718 shares are issuable upon exercise of outstanding options and warrants.

We are unable to estimate the number of shares that may be sold in the future by existing holders of shares of our common stock or holders of options or warrants or convertible securities that are outstanding or the effect, if any, that sales of shares of common stock by these persons will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by these persons could adversely affect the then prevailing market prices of the common stock and warrants.

                              PLAN OF DISTRIBUTION

The shares offered by this prospectus may be sold from time to time by the selling stockholder named under "Selling Stockholders" above. The selling stockholder may sell the shares at market prices or at negotiated prices. It may sell shares by one or a combination of the following:

      o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

            |_| ordinary brokerage transactions and transactions in which a broker solicits purchasers;

            |_| privately negotiated transactions;

            |_| short sales;

            |_| if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus; and

            |_| any other method permitted pursuant to applicable law.

In making sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholder in amounts to be negotiated prior to the sale. The selling stockholder and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

If the selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

      o the name of each of the participating broker-dealers,

      o the number of shares involved,

      o the price at which the shares were sold,

      o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

      o a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

      o any other facts material to the transaction.

We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions. In addition, in the event the selling stockholder sells short shares of common stock, this prospectus may be delivered in connection with such short sales and the shares offered by this prospectus may be used to cover such short sales. To the extent, if any, that the selling stockholder may be considered to be an "underwriter" within the meaning of the Securities Act, the sale of the shares by it shall be covered by this prospectus.

                                  LEGAL MATTERS

Hall Dickler Kent Goldstein & Wood, LLP, New York, New York, has advised us with respect to the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

Robert Jarkow, CPA, independent auditor, has audited our consolidated financial statements for the year ended December 31, 1998 as set forth in his report, which is included in this prospectus. Our consolidated financial statements are included in this prospectus in reliance on his report, given his authority as an expert in accounting and auditing.

Grant Thornton LLP, independent auditors, have audited our consolidated financial statements for the year ended December 31, 1999, as set forth in their report, which is included in this prospectus. Our consolidated financial statements are included in this prospectus in reliance on their report, given their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act with respect to the securities offered. As permitted by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning the company and the securities offered, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. In each instance where a copy of that contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement is qualified in all respects by reference to that exhibit. The registration statement, including its exhibits and schedules, may be inspected without charge at the SEC's Public Reference Room, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York New York 10048. Copies of all or any part of those documents may be obtained from the SEC's office after payment of the SEC's prescribed fees. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

We intend to provide our stockholders with annual reports containing consolidated financial statements by an independent public accounting firm and will make available to stockholders quarterly reports containing unaudited consolidated financial data for the first three quarters of each year. On the effective date of the registration statement of which this prospectus forms a part, we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will thereupon be required to file periodic reports, proxy statements and other information with the SEC.

                       Interactive Technologies.com, Ltd.

                          Index to Financial Statements

                                                                            Page
                                                                            ----

Report of Independent Certified Public Accountants......................     F-2

Independent Auditor's Report............................................     F-3

Consolidated Balance Sheets at December 31, 1998
     and 1999 and at March 31, 2000 (unaudited).........................     F-4

Consolidated Statements of Operations for the two
     years ended December 31, 1999 and for the three
     months ended March 31, 1999 and 2000 (unaudited)...................     F-5

Consolidated Statement of Stockholders' Equity (Deficit)
     for the two years ended December 31, 1999
     and for the three months ended March 31, 1999
     and 2000 (unaudited)...............................................     F-6

Consolidated Statements of Cash Flows for the two years
     ended December 31, 1999 and for the three
     months ended March 31, 1999 and 2000 (unaudited)...................     F-7

Notes to Consolidated Financial Statements..............................     F-9

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

Board of Directors
Interactive Technologies.Com, Ltd. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Interactive Technologies.Com, Ltd. and Subsidiaries (the "Company") as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1999, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

Miami, Florida
March 10, 2000 (except for Note V, as
  to which is dated April 26, 2000)                           Grant Thornton LLP

11                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Interactive Technologies.Com, Ltd. and Subsidiaries

      I have audited the accompanying consolidated balance sheet of Interactive Technologies.Com, Ltd. and Subsidiaries as of December 31, 1998 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

      I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

      In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Interactive Technologies.Com, Ltd. and Subsidiaries as of December 31, 1998, and the results of its consolidated operations and cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

Fort Lauderdale, Florida                                      Robert Jarkow
September 10, 1999

               Interactive Technologies.Com, LTD. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                  December 31,      December 31,         March 31,
                                                                                      1998              1999               2000
                                                                                  ------------      ------------       ------------
                                                                                                                        (Unaudited)
Current assets
     Cash and cash equivalents                                                    $     19,440      $    452,084       $  1,076,061
     Certificate of deposit                                                                 --            10,000             10,000
     Accounts receivable                                                                 8,611            35,836             72,240
     Mortgage loans held for sale, net                                                      --         1,686,347          1,630,707
     Advances to shareholders                                                               --                --            908,930
     Commission receivable                                                                  --            38,670             84,688
     Marketable Securities                                                                  --            91,952             90,090
     Prepaid expenses and other current assets                                              --            81,346            206,619
                                                                                  ------------      ------------       ------------

                  Total current assets                                                  28,051         2,396,235          4,079,335

Property and equipment, net                                                            121,027           369,546            654,586
Goodwill, net                                                                               --         1,428,850          1,404,633
Other assets                                                                                --            19,367             46,686
                                                                                  ------------      ------------       ------------

                  Total assets                                                    $    149,078      $  4,213,998       $  6,185,240
                                                                                  ============      ============       ============

                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities
     Warehouse finance facility                                                   $         --      $  1,666,092       $  1,586,624
     Accounts payable and accrued expenses                                              95,376           573,137            365,302
     Loans from related parties                                                             --            10,717             25,950
     Loan payable, current portion                                                          --             4,004              3,003
     Capital lease, current portion                                                         --                --             30,203
     Due to shareholder                                                                660,000                --                 --
     Deferred revenue                                                                  507,484           233,768             23,026
                                                                                  ------------      ------------       ------------

                  Total current liabilities                                          1,262,861         2,487,718          2,034,108

Loan payable, net of current portion                                                        --            43,079             39,705

Capital lease, net of current portion                                                       --                --            198,258

Minority Interest                                                                           --                --                 --

Commitments and contingencies                                                               --                --                 --

Stockholders' equity (deficit)
       Preferred stock, 7% cumulative convertible - $.001 par value 10,000,000 shares authorized, -0- and 2,936,541 shares issued and outstanding in
         1999 and 1998, respectively                                                 5,751,191                --                 --
       Common stock - $0.001 par value, 40,000,000 shares
         authorized, 1,987,187 and 24,818,885 and 25,982,948
         shares issued and outstanding at December 31, 1998,
         1999 and March 31, 2000                                                         1,987            24,819             25,789
       Additional paid-in capital                                                       12,112        10,230,257         13,884,257
       Accumulated deficit                                                          (6,879,073)       (8,571,875)        (9,996,877)
                                                                                  ------------      ------------       ------------

                  Total stockholders' equity (deficit)                              (1,113,783)        1,683,201          3,913,169
                                                                                  ------------      ------------       ------------

                  Total liabilities and stockholders' equity                      $    149,078      $  4,213,998       $  6,185,240
                                                                                  ============      ============       ============

The accompanying notes are an integral part of these statements.

               Interactive Technologies.Com, LTD. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        Three Months Ended
                                                        Year Ended December 31,               March 31,
                                                     ---------------------------    ---------------------------
                                                         1998           1999            1999           2000
                                                     ------------   ------------    ------------   ------------
                                                                                     (Unaudited)    (Unaudited)
Revenues
    Sales and services                               $  3,823,788   $  2,482,173    $    917,348   $    424,371
    Loan fees                                                  --        829,352              --        595,142
                                                     ------------   ------------    ------------   ------------
                                                        3,823,788      3,311,525         917,348      1,019,513
Costs and expenses
    Cost of  sales                                        182,322        338,264         113,200         64,822
    Selling expenses                                    1,107,864        503,154         147,521        172,003
    General and administrative costs                      709,441      3,694,956         379,293      2,208,488
                                                     ------------   ------------    ------------   ------------
                                                        1,999,627      4,536,374         640,014      2,445,313

Other income(expense)
    Unrealized gain(loss) on marketable securities             --         81,952              --         (1,862)
    Interest income                                            --          1,860              --            232
    Other                                                      --          4,167              --          2,428
                                                     ------------   ------------    ------------   ------------
                                                               --         87,979              --            798
                                                     ------------   ------------    ------------   ------------
               (Loss) earnings before provision
                for income taxes                        1,824,161     (1,136,870)        277,334     (1,425,002)

Provision for income taxes                                     --             --              --             --
                                                     ------------   ------------    ------------   ------------

               Net (loss) earnings                   $  1,824,161   $ (1,136,870)   $    277,334   $ (1,425,002)
                                                     ============   ============    ============   ============

Earnings (loss) per share - basic                    $        .92   $       (.07)   $        .03   $       (.06)
                                                     ============   ============    ============   ============

Earnings (loss) per share - diluted                  $        .36   $       (.07)   $        .03   $       (.06)
                                                     ============   ============    ============   ============

Pro Forma Financial Information (unaudited)

Income before pro forma adjustment for
  employment agreement and pro forma
  provision for income taxes                         $  1,824,161   $ (1,136,870)   $    277,334   $ (1,425,002)

    Pro forma adjustment for employment
      agreement                                           250,000        250,000          62,500             --
                                                     ------------   ------------    ------------   ------------

Pro forma (loss) earnings before provision
  for income taxes                                      1,574,161     (1,386,870)        214,834     (1,425,002)
                                                     ------------   ------------    ------------   ------------

    Pro forma provision for income taxes:                 592,357             --              --             --
                                                     ------------   ------------    ------------   ------------

Pro forma net (loss) earnings                        $    981,804   $ (1,386,870)   $    214,834   $ (1,425,002)
                                                     ============   ============    ============   ============

Basic pro forma (loss) earnings per share            $        .49   $       (.08)   $        .02   $       (.06)
                                                     ============   ============    ============   ============

Diluted proforma (loss) earnings per share           $        .31   $       (.08)   $        .02   $       (.06)
                                                     ============   ============    ============   ============

Weighted-average common shares outstanding              1,987,187     17,169,856       9,333,278     25,477,354
                                                     ============   ============    ============   ============

Weighted-average common shares outstanding
  diluted                                               5,118,234     17,169,856       9,333,278     25,477,354
                                                     ============   ============    ============   ============

The accompanying notes are an integral part of these statements.

               Interactive Technologies.Com, LTD. and Subsidiaries

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

          Two Years Ended December 31, 1999 and the Three Months Ended
                           March 31, 2000 (Unaudited)

                                               Preferred Stock                 Common Stock             Additional
                                        ----------------------------    ---------------------------      Paid-in        Accumulated
                                           Shares          Amount          Shares         Amount         Capital          Deficit
                                        ------------    ------------    ------------   ------------    ------------    ------------
Balance at
  December 31, 1997                        2,936,541    $  5,751,191       1,987,187   $      1,987    $     12,112    $ (7,248,564)

Net earnings for the year ended
  December 31, 1998                               --              --              --             --              --       1,824,161

Distributions                                     --              --              --             --              --      (1,505,647)
                                        ------------    ------------    ------------   ------------    ------------    ------------

Balance at December 31, 1998               2,936,541       5,751,191       1,987,187          1,987          12,112      (6,930,050)

Reverse acquisition of
   Interactive Technologies
   Com Ltd. (80% interest)                        --              --      18,000,000         18,000              --              --

Distributions                                     --              --              --             --              --        (504,955)

Acquisition of Express Financial                  --              --         246,154            246       1,661,540              --

Common stock issuances                            --              --         711,640            712       1,999,288              --

Conversion of preferred stock             (2,936,541)     (5,751,191)      3,131,047          3,131       5,748,060              --

Capitalization of debt                            --              --         642,857            643         659,357              --

Stock issued for services                         --              --         100,000            100         149,900              --

Net loss for the year ended
  December 31, 1999                               --              --              --             --              --      (1,136,870)
                                        ------------    ------------    ------------   ------------    ------------    ------------

Balance at December 31, 1999                      --              --      24,818,885         24,819      10,230,257      (8,571,875)

Exercise of stock options (unaudited)             --              --          50,000             50          74,950              --

Common stock subscribed
  (unaudited)                                     --              --              --            (50)        (74,950)             --

Common stock issuances (unaudited)                --              --         970,285            970       3,654,000              --

Settlement of litigation (unaudited)              --              --         143,778             --              --              --

Net loss for the three months
  ended March 31, 2000
  (unaudited)                                     --              --              --             --              --      (1,425,002)
                                        ------------    ------------    ------------   ------------    ------------    ------------

Balance at March 31, 2000
  (unaudited)                                     --    $         --      25,982,948   $     25,789    $ 13,884,257    $ (9,996,877)
                                        ============    ============    ============   ============    ============    ============



                                              Total
                                          ------------
Balance at
  December 31, 1997                       $ (1,483,274)

Net earnings for the year ended
  December 31, 1998                          1,824,161

Distributions                               (1,505,647)
                                          ------------

Balance at December 31, 1998                (1,164,760)

Reverse acquisition of
   Interactive Technologies
   Com Ltd. (80% interest)                      18,000

Distributions                                 (504,955)

Acquisition of Express Financial             1,661,786

Common stock issuances                       2,000,000

Conversion of preferred stock                       --

Capitalization of debt                         660,000

Stock issued for services                      150,000

Net loss for the year ended
  December 31, 1999                         (1,136,870)
                                          ------------

Balance at December 31, 1999                 1,683,201

Exercise of stock options (unaudited)           75,000

Common stock subscribed
  (unaudited)                                  (75,000)

Common stock issuances (unaudited)           3,654,970

Settlement of litigation (unaudited)                --

Net loss for the three months
  ended March 31, 2000
  (unaudited)                               (1,425,002)
                                          ------------

Balance at March 31, 2000
  (unaudited)                             $  3,913,169
                                          ============

The accompanying notes are an integral part of these statements.

               Interactive Technologies.Com, LTD. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        Three Months Ended
                                                        Year Ended December 31,              March 31,
                                                      --------------------------    --------------------------
                                                          1998           1999           1999           2000
                                                      -----------    -----------    -----------    -----------
                                                                                    (Unaudited)    (Unaudited)
Cash flows from operating activities:
    Net (loss) earnings                               $ 1,824,161    $(1,136,870)   $   277,334    $(1,425,002)
    Adjustments to reconcile net earnings (loss)
      to net cash (used in) provided by operating
      activities:
       Depreciation                                        35,537         70,573         38,729         36,500
       Stock issued for services                               --        150,000             --             --
       Amortization                                            --         24,217             --         24,217
       Unrealized (gains) loss on marketable
         securities                                            --        (81,952)            --          1,862
    Changes in operating assets and liabilities:
       (Increase) decrease in assets:
          Certificate of deposit                               --        (10,000)            --             --
          Marketable securities                                --        (10,000)            --             --
          Accounts receivable                              (8,611)       (20,000)         8,611        (52,240)
          Mortgage loans held for sale, net                    --       (534,134)            --         55,640
          Shareholder advances                                 --             --             --       (908,930)
          Commission receivable                                --         (6,633)            --        (46,018)
          Prepaid expenses and other current
            assets                                             --        (85,741)          (815)      (136,756)
       (Decrease) increase in liabilities:
          Accounts payable and accrued expenses            84,658        462,319            153       (207,535)
          Deferred revenue                               (195,880)      (356,872)      (166,087)      (210,742)
                                                      -----------    -----------    -----------    -----------
              Net cash (used in) provided by
                operating activities                    1,739,865     (1,535,093)       157,925     (2,869,304)

Cash from investing activities:
    Purchase of furniture, fixtures and equipment         (52,049)      (302,131)            --        (93,079)
    Cash from business acquired                                --        179,618             --             --
                                                      -----------    -----------    -----------    -----------
              Net cash used in investing activities       (52,049)      (122,513)            --        (93,079)

Cash from financing activities:
    Net borrowings(repayment) under warehouse
      finance facility                                         --        519,159             --        (79,468)
    Borrowings under loan payable                              --         47,083             --             --
    Payments under loan payable                                --             --             --         (4,375)
    Increase in related party loans                      (193,154)        10,717         17,450         15,233
    Proceeds from sale of common stock                         --      2,018,246             --      3,654,970
    Net contributions(distributions) to shareholder    (1,505,647)      (504,955)       168,474             --
                                                      -----------    -----------    -----------    -----------
              Net cash provided by (used in)
                financing activities                   (1,698,801)     2,090,250        185,924      3,586,360
                                                      -----------    -----------    -----------    -----------

Net change in cash and cash equivalents                   (10,985)       432,644        343,849        623,977

Cash and cash equivalents - beginning of year              30,425         19,440         19,440        452,084
                                                      -----------    -----------    -----------    -----------

Cash and cash equivalents - end of year               $    19,440    $   452,084    $   363,289    $ 1,076,061
                                                      ===========    ===========    ===========    ===========

                                                                     (continued)

               Interactive Technologies.Com, LTD. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                        Three Months Ended
                                                                 Year Ended December 31,                     March 31,
                                                             --------------------------------      ----------------------------
                                                                  1998              1999                1999             2000
                                                             --------------    --------------      --------------      --------
                                                                                                     (Unaudited)      (Unaudited)
Supplemental disclosures of cash flow information:
    Interest paid during the period                          $           --    $        5,166      $           --      $  1,292
                                                             ==============    ==============      ==============      ========
    Taxes paid during the period                             $           --    $           --      $           --      $     --
                                                             ==============    ==============      ==============      ========

Noncash financing and investing activities Acquisition:
       Fair value of assets acquired                         $           --    $      259,424      $           --      $     --
                                                             ==============    ==============      ==============      ========
       Liabilities assumed                                   $           --    $       50,951      $           --      $     --
                                                             ==============    ==============      ==============      ========
       Cost in excess of net assets acquired                 $           --    $    1,453,067      $           --      $     --
                                                             ==============    ==============      ==============      ========
    Other:
       Capitalization of debt                                $           --    $      660,000      $      660,000      $     --
                                                             ==============    ==============      ==============      ========
       Conversion of preferred stock                         $           --    $    5,751,191      $    5,751,191      $     --
                                                             ==============    ==============      ==============      ========
       Equipment under capital lease                         $           --    $           --      $           --      $228,461
                                                             ==============    ==============      ==============      ========

The accompanying notes are an integral part of these statements.

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE A - NATURE OF BUSINESS

Interactive Technologies.Com, Ltd. (the Company) offers Internet business-to-business and business-to-consumer products and services directly through web portals that it and its subsidiaries develop and operate for the Company's own use, and also through "private labeled" web portals that it and its subsidiaries develop and operate for other businesses and organizations. The Company's subsidiaries, and the business which each of them conducts, are, as follows:

      A. JoinUsOnline.com, Inc., f/k/a Ubuy.Com, Ltd. ("JUOL"), offers an ever-expanding portfolio of benefits and services that provide privileged access to goods and services to companies, businesses, fund raising organizations, large associations, affinity groups, their members and customers. Benefit and service programs offered include home shopping, travel, automobile, dining, health, discount coupon investment, and other lifestyle enhancement programs. JUOL packages the benefits and services provided principally by third party providers. An employee or member of any of the companies or organizations with whom JoinUsOnline has agreements can obtain the various benefits, goods and services offered by JoinUsOnline either by entering his user name and password at JoinUsOnline's web site located at www.joinusonline.com, or by clicking on the JoinUsOnline button located at his organization's web site.

      B. United Interactive Technologies, Inc. ("UIT") provides a wide range of Internet services to the Company's subsidiaries and the companies and organizations with whom it and its subsidiaries enter into agreements. Such services include, web portal creation and customization, web site development and hosting and the provision of Internet access services.

      C. Integrated Merchant Services, Inc. ("IMS") provides Visa and MasterCard network credit card processing, check and debit card processing as well as credit card gateway services for "brick and mortar" and internet e-commerce businesses.

      D. Web Classified.net, Inc. ("Web Classified") provides to businesses, through its database driven Web site generation application, the ability to quickly and inexpensively generate three-page Web sites which are indexed at a Yellow Pages directory and registered with the top five Internet search engines. Web Classified.net had minimal operating activity in 1999.

      E. Express Financial Corp. (Express) which was acquired by the Company on September 30, 1999 (see Note D) is a licensed mortgage banker that represents various lending institutions and is a licensed and approved lender for federal programs including FHA, VA loans and Title II loans. Express offers all types of residential and commercial loans. Express maintains a virtual branch office on the Worldwide Web at which customers can shop for and obtain mortgage financing by completing an on-line mortgage loan application.

The accompanying notes are an integral part of these statements.

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation

      The consolidated financial statements include the accounts of Interactive Technologies.Com, LTD., its 80% owned subsidiaries, JUOL, UIT, IMS and Web Classified; and its wholly owned subsidiary Express. All significant intercompany transactions and balances have been eliminated. Those periods in which losses applicable to the minority interest in a subsidiary exceed the minority interest in the equity capital of the subsidiary, such excess and any further losses applicable to the minority interest is charged against the majority interest. However, when future earnings do materialize, the majority interest is credited to the extent of those losses previously absorbed.

      Basis of Presentation

      On February 26, 1999, the Company acquired 80% of the outstanding common stock of JUOL, UIT, IMS and Web Classified (acquired companies) which were previously companies under common control. For accounting purposes the acquisition has been treated as a recapitalization of the acquired companies with the acquired companies as the acquirer (reverse acquisition) (see Note D).

      Interim Financial Information

      The financial statements at March 31, 2000 and for the three months periods ended March 31, 1999 and 2000 are unaudited and prepared on the same basis as the audited financial statements included herein. In the opinion of management, such interim financial statements include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the results for such periods. The results of operations for the three months ended March 31, 1999 and 2000 are not necessarily indicative of the results to be expected for the full year or any other interim period.

      Cash and Cash Equivalents

      Cash and cash equivalents includes cash on hand, cash on deposit at financial institutions, and all investments with an original maturity of three months or less.

      Property and Equipment

      Property and equipment are stated at cost. Depreciation is provided for using the straight-line method over the following estimated useful lives of the respective assets.

                        Leasehold improvements       10 yrs
                        Furniture and fixtures        5 yrs
                        Computer  equipment           3 yrs

                                                                     (continued)

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      Revenues

      The Company generates revenue in different ways through its subsidiaries as follows:

      A. JUOL packages a variety of program benefits from various service providers for its clients. The revenue received will generally be based upon the number and types of services which are included in the program. The majority of JUOL's revenue is derived from monthly fees paid by client entities based upon the number of participants. JUOL received payment from its major customer 90 days in advance of services provided through December 31, 1999 at which time the deferral provision of the agreement terminated. The amount received was deferred and recognized over a 90 day period. JUOL also defers payments 30 days in advance of the services provided to other customers which are recognized as services are rendered.

      B. UIT generates revenue in the form of development fees, residual hosting fees and site maintenance fees. Revenue is recognized when services are performed.

      C. IMS receives fees from Visa, MasterCard and check transactions processed through equipment sold by IMS. These transaction fees are based on a percentage of the value of purchases processed through the equipment and are recorded when cash is wired directly to IMS by a third party processing company. IMS also receives revenue from application fees which is recognized when the application is approved.

      D. Express generates revenues through loan origination fees, loan discount points and gain or loss on sale of loans. Loan origination fees, net of related costs, and loan discount points are deferred and recorded as an adjustment of the mortgage loans held for sale portfolio balance and are recognized in the statement of operations when the loans are sold. Gain or loss on loan sales are recognized at the time the sale is consummated.

Mortgage Loans Held for Sale, Net

Mortgage loans held for sale are stated at the lower of aggregate cost or market value. Market value is determined by current investor yield requirements on the aggregate basis. No allowance for loan losses is generally provided for since mortgage loans are not serviced by Express and are sold within 30 days of origination.

                                                                     (continued)

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      Income Taxes

      Income taxes on net earnings of certain subsidiaries of the Company were payable personally by the stockholders thereof pursuant to elections under Subchapter S of the Internal Revenue Code. The S Corporation status for these subsidiaries was terminated during 1999, effective with their acquisition of the Company. Accordingly, no provision for taxes has been provided through the date of acquisition (see Note D).

      Effective with the termination of the S Corporation status, the Company provides for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability based approach in accounting for income taxes. Deferred income taxes assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against deferred tax assets which are not more likely than not to be realized.

      Fair Value of Financial Instruments

      The fair value of cash and cash equivalents is estimated to approximate their carrying values. Cash and cash equivalents include: cash on hand, cash on deposit at financial institutions and overnight repurchase agreements with financial institutions.

      The fair value of mortgage loans held for sale is based on the sale price established with the investor prior to the origination of the loan. Express obtains a commitment from the investor to purchase the loan prior to originating the loan.

      The fair value of warehouse finance facilities and notes payable are estimated to approximate their carrying values, as their interest-bearing rates and terms are considered to approximate current market interest-bearing rates and terms available to Express for such debt at December 31, 1999.

      Use of Estimates in Financial Statements

      In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                     (continued)

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      Advertising Costs

      Advertising costs are expensed as incurred and are included in selling expenses. Total advertising costs for the years ended December 31, 1999 and 1998 totaled $283,136 and $1,128, respectively.

      Earnings (Loss) Per Share

      Basic net earnings (loss) per share equals net earnings divided by the weighted average shares outstanding during the year. The computation of diluted net earnings per share includes dilutive common stock equivalents in the weighted average shares outstanding. The reconciliation between the computations is as follows:

                            Net earnings          Basic                Basic               Diluted           Diluted
                              (Loss)              Shares                EPS                Shares              EPS
                          ---------------     --------------        -------------      --------------     ------------
         1999             $   (1,136,870)           17,169,856        $  (.07)           17,169,856         $  (.07)
         1998             $    1,824,161             1,987,187        $   .92             5,118,234         $   .36

      Included in diluted shares in 1998 are common stock equivalents relating to convertible preferred stock of 3,131,047 shares. Common stock equivalents in 1999 and for the three months ended March 31, 2000 are not included in the computation of dilution since their inclusion would be anti-dilutive.

      Goodwill

      Goodwill resulting from the Express acquisition (see Note D), is being amortized on a straight-line basis over a period of 15 years. Goodwill was $1,453,067 and $ -0- at December 31, 1999 and 1998, respectively, and the related accumulated amortization was $24,217 and $-0-, respectively.

      On an ongoing basis, management reviews the valuation and amortization of goodwill. As part of this review, the Company estimates the value and future benefits of the net cash flows generated by the related subsidiaries to determine that no impairment has occurred.

NOTE C - MARKETABLE SECURITIES

      On January 25, 1999, the Company purchased 30,030 shares of Legal Club of America Corporation, a publicly trading company. The Company records trading securities at fair value, with net unrealized gains or losses included in the determination of net income. Net unrealized gains on trading securities of $81,952 is included in the net loss for 1999.

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE D - ACQUISITIONS

      Reverse Acquisition

      On February 26, 1999, the Company, which was at that time a public shell, acquired 80% of JUOL, UIT, IMS and Web Classified (the Acquired Companies) for 18,000,000 shares of INTR common stock. For accounting purposes the acquisition has been treated as a capital transaction rather than a business combination. The accounting is identical to that resulting from a reverse acquisition except no goodwill is recorded and the Acquired Companies become the acquirer. The historical financial statements prior to February 26, 1999 are those of the Acquired Companies.

      Express Financial Corp.

      On September 30, 1999, the Company consummated its acquisition of Express for 246,154 shares of the Company's common stock valued at $1,661,540. The acquisition has been accounted for as a purchase and accordingly, the acquired assets and liabilities have been recorded at their fair values at the date of acquisition. The excess of the consideration paid over the estimated fair value of the net assets acquired of $1,453,067 has been allocated to goodwill and is being amortized on a straight-line basis over 15 years. The results of operations of Express are included in the accompanying consolidated statement of operations from the date of acquisition.

      The following unaudited proforma summary presents the consolidated results of operations of the Company as if the acquisition had occurred at the beginning of the 1998 and 1999 periods.

                                                       1998            1999
                                                  ------------    -------------

             Net sales                            $  5,705,730    $   5,162,906
             Net (loss) earnings (1)                 1,927,744       (1,588,656)
             Earnings (loss) per share (1)                 .38             (.09)

      (1) Includes amortization of goodwill of $96,871 for each year presented.

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE E - INVESTMENT IN JOINT VENTURE

      On August 12, 1999 the Company and two other investors entered into a shareholder agreement to conduct a joint venture through TVI Marketing, Inc. (TVI) a nonoperating Company incorporated by one of the investors. The Company obtained a 40% interest in the joint venture. The Company will provide products, services and benefits to be sold and marketed by TVI, and will also provide operational and logistical support of TVI's operations. One of the other investors will provide its expertise in the multi-level marketing of products, services and benefits via television and the internet. The third investor will contribute $1,000,000 payable in installments through July 1, 2000 to be used to facilitate the business plan. The Company accounts for this investment under the equity method. The Company has no cost basis in its investment since no consideration was paid for the Company's 40% interest, and TVI had a loss for the year ended December 31, 1999.

      During 1999, the Company advanced TVI $100,000 which is fully reserved for at December 31, 1999.

NOTE F - REGISTRATION OF SECURITIES

      The Company is contemplating the filing of a Registration Statement on Form SB-2 in connection with the registration under the Securities Act of 1933 of the common stock it previously issued to an investor. Such Registration Statement will not include any new shares to be sold for the Company's account.

NOTE G - SHAREHOLDER ADVANCES

      During the three month ended March 31, 2000, the Company advanced available funds to the majority shareholder of the Company for personal needs net of repayments of $708,930. In addition, the Company advanced another shareholder $200,000 during the three months ended March 31, 2000. All advances are due within one year and are not collateralized.

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE H - PROPERTY AND EQUIPMENT

      Property and equipment consist of:

                                                                     March 31,
                                           1998          1999           2000
                                         --------      --------      --------
                                                                    (Unaudited)

      Leasehold improvements             $     --      $ 55,370      $217,727
      Furniture and fixtures               12,952       232,118       352,659
      Computer equipment                  122,691       259,430       297,614
      Vehicles                                 --        44,000        44,000
                                         --------      --------      --------

                                          135,643       590,918       912,002

      Less accumulated depreciation        14,616       221,372       257,416
                                         --------      --------      --------

                                         $121,027      $369,546      $654,586
                                         ========      ========      ========

NOTE I - WAREHOUSE FINANCE FACILITIES

      On June 4, 1999, Express entered into a $4,000,000 warehouse finance facility from Impac Warehouse Lending Group ("Impac"). This facility bears interest of 1.5% plus Prime (10% at December 31, 1999). Express obtains advances from Impac on an individual loan basis. At December 31, 1999, Express had outstanding warehouse finance facility advances from Impac of $1,666,092 which was collateralized by mortgage loans held for sale having an aggregate carrying value of approximately $1,703,800. Express repays warehouse advances upon the sale of warehoused loans to third parties.

      Additionally, Express had a $2,000,000 revolving warehouse line of credit with a commercial bank which expired in May of 1999 and was not renewed by Express.

NOTE J - INCOME TAXES

      The Company accounts for income taxes under the provision of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the Company to recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

                                                                     (continued)

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE J - INCOME TAXES - Continued

      At December 31, 1999, the Company did not record any tax provision (benefit). The tax provision (benefit) is different from that which would be obtained by applying the statutory federal income tax rate to income
      (loss) primarily because of the valuation allowance recorded against deferred tax assets.

      Significant components of the Company's deferred tax assets (liabilities) at December 31, 1999, are as follows:

              Net operating loss carryforward                 $   296,085
              Depreciation                                         (2,829)
              Accrued expenses                                     38,296
                                                              -----------

              Net deferred tax asset                              331,552

              Less: valuation allowance                          (331,552)
                                                              -----------

                                                              $        -
                                                              ===========

     Based on the Company's prior earnings and the amount of income that could be utilized in carryback years, and the uncertainty of future taxable income, a 100% valuation allowance has been established to reduce deferred tax assets.

      The federal and state net operating loss carryforward amounted to approximately $787,000, and will expire in the year 2020.

NOTE K - DISTRIBUTIONS TO STOCKHOLDER

      All of the payments made to, or on behalf of, the president during 1999 and 1998 are reflected as distributions of retained earnings in the accompanying financial statements. The historical financial statements do not reflect any compensation to the President, a controlling shareholder of the Company (see Notes P and S for proforma information).

NOTE L - DUE TO STOCKHOLDER

      Due to stockholder of $660,000 at December 31, 1998 represents amounts owed to a former stockholder for past services of $360,000 and advances of $300,000. In 1999, the $660,000 owed was capitalized into equity (see Note
      N).

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE M - CAPITAL LEASE

      During the first quarter ended March 31, 2000, the Company entered into three five-year lease agreements for office furniture. The lease has been classified as a capital lease since the lease contains a $1 bargain purchase option.

      The following is a schedule for the remaining nine months of 2000 and years thereafter of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of March 31, 2000:

           Nine months ended December 31, 2000                       $   59,442

           Year ended December 31:
                        2001                                             67,004
                        2002                                             67,004
                        2003                                             67,004
                        2004                                             67,004
                     Thereafter                                           5,584
                                                                     ----------

           Total minimum lease payments                                 333,042

           Less: amount representing interest                           104,581
                                                                     ----------

           Present value of minimum lease payments                      228,461

           Current portion                                               30,203
                                                                     ----------

                                                                     $  198,258
                                                                     ==========

NOTE N - STOCKHOLDERS' EQUITY

      Private Placement

      In 1999, the Company completed an offering of 500,000 shares of common stock at $2 per share. The shares were offered pursuant to Regulation D, Rule 504 of the Securities Act of 1933. The Company sold all 500,000 shares raising $1,000,000. The proceeds from the offering were used for working capital purposes.

                                                                     (continued)

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE N - STOCKHOLDERS EQUITY - Continued

      Other Issuance

      On October 1, 1999, the Company entered into an agreement with an investor to sell the investor 211,640 shares of common stock for $1,000,000. The Company received proceeds in various increments through December 1999. The proceeds are to be used for working capital purposes. At December 31, 1999 and as of March 31, 2000, the shares remain to be issued, but are reflected as issued and outstanding for financial accounting purposes.

      Settlement of Litigation

      The Company was the subject of various counterclaims interposed in an action in the Superior Court of the State of Connecticut entitled Empire Capital Corporation (previous name of the Company) v. David Winstead, et al. The action involved claims made by the Company against Mr. Winstead and others for, among other things, misappropriation of corporate assets. Mr. Winstead filed various counterclaims against the Company, its former Chief Executive Officer and his spouse, for wrongful cancellation of common stock which according to Mr. Winstead, had been validly and properly issued to him as fully paid and non-assessable shares. In March 2000, the action was settled pursuant to an agreement among all the parties which provided, among other things, for the parties exchange of releases, the re-issuance of 143,778 shares of common stock to Mr. Winstead and the delivery to Mr. Winstead of 4,168 shares of common stock that had been held by the Company's counsel pending the outcome of the proceedings.

      Conversion of Preferred Stock

      At December 31, 1998, the Company had 2,936,541 shares outstanding (including 661,321 of preferred shares issued in lieu of accumulated dividends) of 7% Cumulative Preferred Stock valued at $5,751,191.

      During 1999, the preferred stockholders of the Company's 7% Cumulative Preferred Stock, converted all its Preferred Stock into 3,131,047 shares of the Company's common stock.

      Capitalization of Debt

      In 1999, the Company capitalized debt due to a former stockholder (see Note L) of $660,000 into 642,857 shares of common stock.

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE O - SIGNIFICANT CONCENTRATION

      In 1999, one of the Company's customers was responsible for 40% of the Company's revenues. In 1998, two customers accounted for 67% of the Company's revenues. The Company has a contract with each major customer which if not cancelled, automatically renews.

NOTE P - COMMITMENT AND CONTINGENCIES

      Lease

      The Company has entered into various noncancellable operating lease agreements for office space and equipment that expire at various dates through January 1, 2009.

      Future minimum payments under these noncancellable operating leases are as follows:

                        2000                             $    392,135
                        2001                                  404,105
                        2002                                  347,850
                        2003                                  337,979
                        2004                                  319,833
                        Thereafter                          1,309,768
                                                         ------------

                                                         $  3,111,670
                                                         ============

      Rent expense for the year ended December 31, 1999 and 1998 totaled $115,376 and $40,034, respectively.

      Employment Agreement

      During 1999, the Company entered into employment agreements with certain employees of the Company with a 5 year term. The agreements call for annual base compensation ranging from $62,400 to $156,000. One of the employees monthly salary will increase by $1,000 for each $100,000 of TVI sales in excess of $500,000 per month. The annual salary, however, is capped at $150,000 per annum. If the employees are terminated for cause or if the employee voluntarily terminates his employment by the Company, the Company is required to pay within 5 days after the date of termination the employees base compensation and unused vacation.

      Effective January 1, 2000, the Company entered into an employment agreement with its President for a five year term and an annual base salary of $250,000. If the President is terminated for cause, or if the President voluntarily terminates his employment by the Company, the Company is required to pay within 5 days after the date of termination the employees base compensation and unused vacation.

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE Q - RELATED PARTY TRANSACTIONS

      The Company coordinates it travel arrangements through a company owned by the majority stockholder. Total amounts paid to this company for travel expenditures during 1999 and 1998, was $45,618 and $18,805, respectively.

      Customer contacts of the consolidated group of companies are used by the Parent and its subsidiaries to offer their services to these customers. No fees are paid among the companies for the use of the customer list.

NOTE R - LONG-TERM INCENTIVE PLAN

      In 1999, the Company adopted a Long-Term Incentive Plan for the benefit of employees of the Company and its subsidiaries. Under the plan, the Board of Directors (through a committee) can award a Nonqualified Stock Option, an Incentive Stock Option, a Stock Appreciation Right, or Restricted Stock to key employees and other persons who contribute materially to the success and profitability of the Company. The exercise price of each share subject to an Incentive Stock Option shall not be less than the fair market value of the stock on the Incentive Stock Option's date of grant.

      Each Option Agreement shall specify the vesting schedule applicable to the Option. The Committee, in its sole and absolute discretion, may accelerate the vesting of any Option at any time. The aggregate fair market value (determined on grant date) with respect to which any Incentive Stock Options may become exercisable by any individual for the first time in any calendar year shall not exceed $ 100,000. The maximum aggregate number of shares that may be subject to award under the plan is 5,000,000. During 1999 the Company granted 3,065,000 options at an exercise price of $1.50 which equaled the fair market value of the stock at the date of grant. The options expire at various dates through February 26, 2004. There were no options granted or outstanding at December 31, 1998.

      Had compensation cost for the options issued to employees been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, the Company's net loss and loss per share would have been changed to the pro forma amounts indicated below.

                                                                     (continued)

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE R - LONG-TERM INCENTIVE PLAN - Continued

              Net loss
                  As reported                               $ (1,136,870)
                  Pro forma                                 $ (1,875,462

              Basic loss per share
                  As reported                               $       (.07)
                  Pro forma                                 $       (.11)

      The above pro forma disclosures may not be representative of the effects on reported results of operations for future years as options vest over several years and the Company may continue to grant options to employees.

      The fair value of each option grant is estimated on the date of grant using the binomial option-pricing model with the following weighted-average assumptions used for grants in 1999: dividend yield of
      0.0 percent; expected volatility of 101.68 percent, risk-free interest rate of 5.33 percent and expected holding period of up to 5 years.

      A summary of the status of the Company's stock options as of December 31, 1999 and changes during the year then ended are as follows:

                                                                      Weighted -
                                                                       Average
                                                                       Exercise
                                                          Shares        Price
                                                       -----------    ---------

     Outstanding at beginning of year                                 $
     Granted                                             3,065,000         1.50
     Exercised                                                  -            -
     Forfeited                                                  -            -
                                                       -----------    ---------

     Outstanding at  end of year                         3,065,000         1.50
                                                       ===========

     Options exercisable at end of year                    724,011
     Weighted-average fair value of options
       granted during the year                         $      1.50

     Weighted-average remaining contractual
       Life                                                   2.98

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE S - PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

      The pro forma financial information is unaudited and reflects the operations of the Company as if the employment agreement with the President described in Note P had been entered into at the beginning of the periods presented and as if the Company's subsidiaries had not been S Corporations for federal income tax purposes.

      Pro forma provision for income taxes differs from the amount of pro forma income tax determined by applying the applicable federal statutory rates primarily because of the effect of state income taxes.

NOTE T - SEGMENT INFORMATION

      The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," in 1998 which changes the way the Company reports information about its operating segments. The Company is organized into four main business units: On-line Benefit and Services, Website Design and Hosting, Credit Card Processing Services and Mortgage Brokerage (see Note A).

      The accounting policies of the reportable segments are the same as those described in Note B to the Company's Consolidated Financial Statements. The Company evaluates the performance of its operating segments based upon income before income taxes and non-recurring and extraordinary items.

      Summarized financial information concerning the Company's reportable segments is shown in the following table. Corporate related items, results of insignificant operations and, as it relates to segment profit (loss), and income and expense not allocated to reportable segments are included in the reconciliations to consolidated results.

                                                                     (continued)

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE T - SEGMENT INFORMATION - Continued

      Segment information for the years 1998 and 1999 and for the three months ended March 31, 1999 and 2000 was as follows:

                                  On-line         Website         Credit Card
                               Benefits and      Design and        Processing         Mortgage
                                 Services         Hosting           Services          Brokerage           Total
                               ------------      ----------       -----------         ---------           -----
1998

Net sales                      $ 3,274,055      $    84,259       $   465,474       $        --       $ 3,823,788
Operating (loss) earnings        2,178,675         (366,367)           11,853                --         1,824,161
Depreciation and
  amortization                      23,590            9,190             2,757                --            35,537
Total assets                        41,611          106,491               975                --           149,078
Capital expenditures                10,245           38,947             2,857                --            52,049

1999

Net sales                        2,011,257          287,838           334,718           829,352         3,463,165
Operating (loss) earnings          119,268         (576,813)         (124,086)           38,790          (542,841)
Interest expense                        --               --                --             5,166             5,166
Depreciation and
  amortization                       9,397           48,533                --            10,641            68,571
Total assets                        94,408          224,317                92         3,535,475         3,854,292
Capital expenditures                36,460           94,396                --            21,206           152,062

Three Months ended
  March 31, 1999
  (unaudited)

Net sales                          758,165          112,719            83,988                --           954,871
Operating (loss) earnings          386,776          (84,735)           (5,259)               --           296,782
Total assets                        28,043           61,298             1,709                --            91,050

Three Months ended
  March 31, 2000
  (unaudited)

Net sales                          918,245           22,862            70,015           595,142         1,606,264
Operating (loss) earnings          318,992         (495,234)         (248,443)         (208,688)         (633,373)
Total assets                        71,293          238,185             5,459         3,548,068         3,863,005

                                                                     (continued)

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE T - SEGMENT INFORMATION - Continued

      Reconciliation to consolidated amounts:

                                                                                    Three Months      Three Months
                                                                                        Ended            Ended
                                                                                      March 31,         March 31,
                                                      1998             1999              1999              2000
                                                  -----------      -----------       -----------       -----------
                                                                                     (Unaudited)       (Unaudited)
Revenues
   Total revenues for reportable segments         $ 3,823,788      $ 3,463,165       $   954,871       $ 1,606,264
   Other revenues                                          --              450                --            13,249
   Eliminations of intersegment revenues                   --         (152,090)          (37,523)         (600,000)
                                                  -----------      -----------       -----------       -----------

      Total consolidated revenues                 $ 3,823,788      $ 3,311,525       $   917,348       $ 1,019,513
                                                  ===========      ===========       ===========       ===========

Operating earnings
   Total earnings for reportable segments         $ 1,824,161      $  (542,841)      $   296,782       $  (633,373)
   Parent company loss                                     --         (594,029)          (19,448)         (769,737)
   Other                                                   --               --                --           (21,892)
                                                  -----------      -----------       -----------       -----------

      Consolidated operating (loss) earnings      $ 1,824,161      $(1,136,870)      $   277,334       $(1,425,002)
                                                  ===========      ===========       ===========       ===========

Assets
   Total assets for reportable segments           $   149,078      $ 3,854,292       $        --       $ 3,863,005
   Parent company assets                                   --          209,637                --         1,913,630
   Parent company - fixed assets                           --          150,069                --           399,509
   Other                                                   --               --                --             9,096
                                                  -----------      -----------       -----------       -----------

      Total consolidated assets                   $   149,078      $ 4,213,998       $        --       $ 6,185,240
                                                  ===========      ===========       ===========       ===========

NOTE U - SUBSEQUENT EVENTS

      Stock Issuance

      On February 3, 2000, the Company entered into a common stock purchase agreement with an investor whereby the Company issued 970,285 shares to the investor for $4,000,000 (the number of shares were based on 85% of the average closing bid price for five consecutive business days prior to February 3, 2000, $4.12). Under the terms of the agreement, the shares are subject to repricing during four separate repricing periods. The first repricing takes place 90 days after the closing date (February 3, 2000) or on the effective date (the date the Securities and Exchange Commission
      (SEC) declares effective the registration statement covering the shares issued under this agreement) and end 30 days after the later date. If during this time the average closing bid price for any five business days (not necessarily consecutive) is not equal to or greater than 117% of the initial Closing Bid Price, then the investor may request that up to one-third of the initial shares (323,428 shares) be repriced. The Company may elect to issue additional shares or pay the investor as determined by applying two separate formulas.

                                                                     (continued)

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE U - SUBSEQUENT EVENTS - CONTINUED

      Stock Issuance - Continued

      The second and third repricing periods commence immediately following the first and second repricing periods, respectively and end 30 days thereafter. The repricing percentage and formulas in the first repricing are the same for the second and third repricing period. The final repricing period commences immediately following the third repricing period and ends 180 days thereafter. If during this time the average closing bid for any five consecutive business days after the commencement of the final repricing period is not equal to or greater than 117% of the initial closing price, the investor may request repricing of up to 50% of the initial shares (not previously repriced). The Company may elect to issue additional shares or pay the investors as determined by applying two separate formulas.

      The investor has committed to purchase up to $16,000,000 of additional shares of the Company at a price equal to 90% of the two lowest closing bid prices of the common stock (not necessarily consecutive) for the 10 trading days prior to the giving of notice by the Company of its election to enter into an additional funding transaction with the investor. This commitment is for 18 months following the effective date of the registration statement.

      The Company under the terms of the agreement has the right to redeem that portion of the initial shares held by the investor for which a relevant repricing period, other than the final repricing period, has not commenced by payment of cash for an amount equal to the "Applicable Percentage" multiplied by the initial closing price ($4.12) of the initial shares being redeemed. The applicable percentages range from 115% to 130% depending on the redemption date through 181 days after the closing date and the conclusion of the final reporting period.

      The Company was required to file a Registration Statement with the SEC to register the shares issued under this agreement within 30 days following the initial closing date (February 3, 2000), but did not do so. The Company was also required to have the Registration Statement declared effective by the SEC no later than 90 days from the initial closing date, but that requirement was not satisfied. By reason of the fact that the Registration Statement was not filed with or declared effective by the SEC within the allotted time periods, the Company may be required, if the investor so elects, to pay 2% of the purchase price of the initial shares (2% of $4,000,000) for each 30 day period commencing on or about May 3, 2000 and ending on the respective dates when such filing is made, and such effectiveness is declared.

      The Company under the terms of the agreement issued to the investor a warrant to purchase 164,948 shares of common stock at an exercise price of $5.82 per share. The warrant expires on February 2, 2004.

                                                                     (continued)

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE U - SUBSEQUENT EVENTS - Continued

      Authorized Shares

      On January 4, 2000, the Board of Directors approved an increase in the Company's authorized shares from 25,000,000 to 50,000,000. The 50,000,000 shares consist of 40,000,000 shares of common stock, par value $.001 and 10,000,000 shares of preferred stock, par value $.001.

NOTE V - SUBSEQUENT EVENT - ACQUISITION

      On April 26, 2000, the Company acquired 800,000 shares (80%) of the outstanding stock of GKB Software, Inc. (GKB) for 2,400,240 shares of common stock valued at $9,600,000. In addition, the agreement calls for contingent shares to be issued at the one year anniversary of the closing if the market price of the Company's stock is below $5.00. Under the terms of the agreement the Company will contribute to GKB $1,000,000 in exchange for 100,000 Class A Preferred Shares of GKB. The Class A Preferred Shares consist of 100,000 authorized shares and are non-voting, non-cumulative and non-redeemable, but provide for a liquidation preference equal to the par value of $10.00. The $1,000,000 will be paid in installments of $25,000 by April 30, 2000, $50,000 before May 31, 2000 (which has not been paid) and the balance of $925,000 in equal installments over 10 months. The preferred shares will be issued in proportion to the installments paid. GKB Software, Inc. developed and sells a point-of-sale software for the fast food industry. GKB was 40% owned by the brother of the Chief Executive Officer of the Company. The acquisition will be accounted for as a purchase and accordingly, the acquired assets and liabilities will be recorded at their fair values at the date of acquisition. The excess consideration paid over the estimated fair value of the net assets acquired of $9,579,913 has been allocated to goodwill and is being amortized on a straight-line basis over 5 years.

                                                                     (continued)

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE V - SUBSEQUENT EVENT - ACQUISITION - Continued

      The following unaudited pro forma summary presents the consolidated balance sheet at December 31, 1999, the consolidated results of operations of the Company for the year end December 31, 1999 as if the acquisition had occurred at the beginning of 1999, and the consolidated results of operations for the three months ended March 31, 2000.

                             PRO FORMA BALANCE SHEET

                                December 31, 1999

                                     ASSETS

                                                          Interactive
                                                        Technologies.com       GKB             Pro Forma          Pro Forma
                                                               Ltd.          Software         Adjustments            Sheet
                                                           -----------      -----------       -----------         -----------
Cash and cash equivalents                                  $   452,084      $       255       $        --         $   452,339
Mortgage loans held for sale, net                            1,686,347               --                --           1,686,347
Accounts and other receivable                                   74,506               50                --              74,556
Marketable securities                                          101,952               --                --             101,952
Other current assets                                            81,346               --                --              81,346
Property and equipment, net                                    369,546            6,547                --             376,120
Goodwill, net                                                1,428,850               --         7,663,930(1)        9,092,780
Other assets                                                    19,367               --                --              19,367
                                                           -----------      -----------       -----------         -----------

             Total assets                                  $ 4,213,998      $     6,879       $ 7,663,930         $11,884,807
                                                           ===========      ===========       ===========         ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Warehouse finance facility                                 $ 1,666,092      $        --       $        --         $ 1,666,092
Accounts payable and accruals                                  573,137            6,673                --             579,810
Loans                                                           57,800           13,311                --              71,111
Deferred revenue                                               233,768               --                --             233,768
                                                           -----------      -----------       -----------         -----------
             Total liabilities                               2,530,797           19,984                --           2,550,781
                                                           -----------      -----------       -----------         -----------

Stockholders' equity                                         1,683,201          (13,105)        7,663,930           9,334,026
                                                           -----------      -----------       -----------         -----------
             Total liabilities and
               stockholders' equity                        $ 4,213,998      $     6,879       $ 7,663,930         $11,884,807
                                                           ===========      ===========       ===========         ===========

(1)   Goodwill net of amortization of $1,915,983

                                                                     (continued)

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE V - SUBSEQUENT EVENT - ACQUISITION - Continued

                        PRO FORMA STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1999

                                               Interactive                                             Pro Forma
                                            Technologies.com         GKB           Pro Forma          Statement of
                                                  Ltd.            Software        Adjustments          Operations
                                              -----------       -----------       -----------          -----------
Revenues
    Sales and service                         $ 2,482,173       $    57,068       $        --          $ 2,539,241
    Loan fees                                     829,352                --                --              829,352
                                              -----------       -----------       -----------          -----------
                                                3,311,525            57,068                --            3,368,593

Cost and expenses
    Cost of sales                                 338,264            47,942                --              386,206
    Selling, general and  administrative        4,198,110            14,477         1,915,983(1)         6,128,570
                                              -----------       -----------       -----------          -----------
                                                4,536,374            62,419         1,915,983            6,514,776

Other income                                       87,979             2,198                --               90,177

Loss before provision for income
  taxes                                        (1,136,870)           (3,153)       (1,915,983)          (3,056,006)

Provision for income taxes                             --                --                --                   --
                                              -----------       -----------       -----------          -----------

             Net loss                         $(1,136,870)      $    (3,153)      $(1,195,983)         $(3,056,006)
                                              ===========       ===========       ===========          ===========

(1)   Amortization of goodwill over five years

                                                                     (continued)

               Interactive Technologies.Com, LTD. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                   Three Months Ended March 31, 1999 and 2000
                 (Information Relating to the Three Months Ended
                      March 31, 1999 and 2000 is Unaudited)

NOTE V - SUBSEQUENT EVENT - ACQUISITION - Continued

                        PRO FORMA STATEMENT OF OPERATIONS

                    For the Three Months Ended March 31, 2000

                                       Interactive                                             Pro Forma
                                    Technologies.com        GKB            Pro Forma          Statement of
                                          Ltd.            Software        Adjustments          Operations
                                      -----------       -----------       -----------          -----------
Revenues
    Sales and service                 $   424,371       $     7,341       $        --          $   431,712
    Loan fees                             595,142                --                --              595,142
                                      -----------       -----------       -----------          -----------
                                        1,019,513             7,341                --            1,026,854

Cost and expenses
    Cost of sales                          64,822             4,551                --              693,373
    Selling, general and
      administrative costs              2,380,491             7,445           478,996(1)         2,866,932
                                      -----------       -----------       -----------          -----------
                                        2,445,313            11,996           478,996            2,936,305

Other income                                  798                --                --                  798

Loss before provision for income
  taxes                                (1,425,002)           (4,655)         (478,996)          (1,908,653)

Provision for income taxes                     --                --                --                   --
                                      -----------       -----------       -----------          -----------

             Net loss                 $(1,425,002)      $    (4,655)      $  (478,996)         $(1,908,653)
                                      ===========       ===========       ===========          ===========

(1)   Amortization of goodwill over five years

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Pursuant to the company's certificate of incorporation, the personal liability of a director or officer of the company to the company or a shareholder for monetary damages for breach of a fiduciary duty is limited to situations in which a director's or officer's acts or omissions involve intentional misconduct, fraud or knowing violations of law.

The company's certificate of incorporation and bylaws provide for the indemnification of directors and officers of the company to the maximum extent permitted by law. The bylaws provide generally for indemnification as to all expenses incurred or imposed upon them as a result of actions, suits or proceedings if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the company. These documents, among other things, indemnify the company's employees, officers and directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the company, on account of services as any employee, officer or director of the company or as an employee, officer or director of any affiliate of the company. The company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving a director, officer, employee or other agent of the company as to which indemnification is being sought, and the company is not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

The company has purchased directors and officers liability insurance to defend and indemnify directors and officers who are subject to claims made against them for their actions and omissions as directors and officers of the company. the insurance policy provides standard directors and officers liability insurance in the amount of $3,000,000.

Item 25. Other Expenses of Issuance and Distribution

         Description                                                   Amount
         -----------                                                   ------

         Registration Fee                                              $1,173
         NASD Filing Fee                                                   NA
         Legal Fees and Expenses (including Blue Sky)                       *
         Accounting Fees and Expenses                                       *
         Transfer Agent Fees and Expenses                                   *
         Printing Expenses                                                  *
         Miscellaneous                                                      *
                                                                       ------
                                                                       $*.(1)
                                                                       ======

----------
*     To be included by amendment.

(1) While all shares registered for sale are being sold by selling stockholder, all expenses of issuance and distribution are being paid by registrant per contractual agreements.

Item 26. Recent Sales of Unregistered Securities

      Between February 26, 1999 and the date of filing of this Registration Statement, the Company sold the unregistered securities listed below:

      On April 15, 1999, the Company issued 500,000 shares of Common Stock to the investors identified below at a price of $2.00 per share in connection with the closing of a private placement made pursuant to the exemption from registration accorded under Rule 504 of Regulation D.

      On April 21, 1999, the Company issued 1,178,572 shares of Common Stock to Alan Brooks, the Chairman of the Board, and a controlling shareholder of the Company prior to the February 26, 1999 Reverse Acquisition. Such shares were issued, pursuant to action taken by the Company's Board of Directors on February 10, 1999, for a total consideration of $1,023,654 owed by the Company to Mr. Brooks, as follows: (a) accrued but unpaid salary in the amount of $476,250; (b) reimbursement for expenses incurred and advances made on behalf of the Company in the aggregate amount of $547,404; and (c) redemption of preferred stock of the Company acquired by Mr. Brooks at an aggregate price of $300,000. The issuance of such Common Stock was made pursuant to the exemption from registration accorded under Section 4(2) of the Securities Act.

      On April 28, 1999, the Company issued 18,000,000 shares of Common Stock to William R. Becker, the Chairman of the Board, Chief Executive Officer and a controlling shareholder of the Company. Such shares were issued at the closing of the Reverse Acquisition in consideration for Mr. Becker's contribution of 80% of the issued and outstanding shares of the common stock of JoinUsOnline, United Interactive, IMS and Web Classified to the Company. The issuance of such Common Stock was made pursuant to the exemption from registration accorded under
Section 4(2) of the Securities Act.

      Between February 1999 and August 1999, the investors identified below, exchanged 2,120,000 shares of the Company's 7% Cumulative Convertible Preferred Stock which had been issued in or about 1994, and an additional 548,584 shares of such stock issued in lieu of accumulated dividends), for 2,668,584 shares of Common Stock in a transaction for which no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. The conversion price, which was tied to the market price of the Common Stock on and immediately prior to the conversion date, ranged between $.56 and $12.18 per share. The issuance of such Common Stock was made pursuant to the exemption from registration accorded under Section 3(a)(9) of the Securities Act.

                                            Number of Shares of
                                        Preferred Stock Converted

                                            Original          Dividend                Number of Shares of
     Name of Investor                        Shares            Shares                 Common Stock Issued
     ----------------                        ------            ------                 -------------------
Aircraft Investment
 Services, Inc                               70,000            66,963                       316,963
Asselone, Kimberly                            5,000               220                         1,042
Brogan, Glenn                                20,000               880                         4,168
Casatelli, Dr. Bruno                         10,000               440                         2,084
Collins, Barbara M.                          20,000               880                         4,168
Collins, Robert E.                           10,000               440                         2,084
Collins, Gordon & Johnson
 PC Pension Trust                            90,000             3,523                        18,759
Compton, James E. and
 Rebecca, JTWROS                              5,000               220                         1,042
Crink, James W. and
 Brenda, JTWROS                               5,000               220                         1,042
DeCarli, James J.                            10,000               440                         2,084
Dellin, Edward J.                             5,000               220                         1,042
DeVico, Angelo                                2,500               110                           521
Dinkin, Les & Marcy J, JTWROS                10,000               440                         2,084
Dubraski, Jr., John M.                       20,000               880                         4,168
Duffy, L. Robert                             10,000               440                         2,084
Duffy, L. Robert and Virginia,
 JTWROS                                      10,000               440                         2,084
Duffy, L. Robert IRA                         10,000               440                         2,084
Dzaluk, Joseph Francis Living
 Trust Dtd 8/25/93                           10,000               440                         2,084
Epstein, Jeffrey                              5,000               220                         1,042
Falcha, James                                 3,333               146                           694
Falcha, Laura                                 3,333               147                           694
Falcha, Robert                                3,334               147                           694
Fox, James L. IRA Rollover                   10,000               440                         2.084
Gallagher, William H. & Hyland,
 Michael G, Ten in Com                       10,000               440                         2,084
Gallagher, William H. & Ann
 H., JTWROS                                  15,000               660                         3,101
Gallagher, William H. &
 Caroline H., JTWROS                          5,000               220                         1,042
Healy, Esther                                10,000               440                         2,084
Healy, Thomas B.  Family Trust               10,000               440                         2,084
Healy, Thomas B.  Marital Trust              10,000               440                         2,084
Howard, Alexander & Allan,
 JTWROS                                       2,500               110                           521
Ignatowicz, Wieslaw B., Dr. Profit
 Sharing Plan                                10,000               440                         2,084

Ignatowicz, Wieslaw B., Dr.                  10,000               440                         2,084
Lacasse, Jean-Paul                           10,000               440                         2,084
Larizza, Louis J. Trust                      10,000               440                         2,084
Larizza, Louis J.                            10,000               440                         2,084
Levinson, Leonard                             5,000               220                         1,042
Lyons, Ellen                                 70,000             3,080                        13,175
Macri, Rocco F. & Barbara C.,
 JTWROS                                       5,000               220                         1,042
Mayer, Charles D. Trust
 Dtd 3/21/95                                 10,000               440                         2,084
McGeory, G. Holmes & William J.
 Giacomo Ten in Com                           5,000               220                         1,042
Milbier, Donald J. Custodian
 for Kyle Milbier UGMA                        5,000               220                         1,042
Milbier, Donald J. Custodian
 for Matthew Milbier UGMA                     5,000               220                         1,042
Milbier, Donald J. Custodian
 for Kathleen Milbier                         5,000               220                         1,042
Milbier, Donald J. Custodian
 for Brenna Milbier                           5,000               220                         1,042
Milbier, Mary                                 5,000               220                         1,042
Morin, Raymond N. & Bonnie C.,
 JTWROS                                      10,000               440                         2,084
Morrell, John D.                             10,000               440                         2,084
Mulligan, William O.                         10,000               440                         2,084
Okon, Joseph J.  Retirement Trust            50,000             2,200                        10,422
Palumbo, Edward Arthur                       20,000               880                         4,168
Parry, Catherine King                        10,000               440                         2,084
Picone, Salvadore & Susan,
 JTWROS                                       5,000               220                         1,042
Reuben, Mark                                 10,000               440                         2,084
Romanello, Daniel                             5,000               220                         1,042
Rosenbaum, Henry & Judith,
 JTWROS                                       5,000               220                         1,042
Rosenbaum, Jesse & Lydia,
 JTWROS                                       5,000               220                         1,042
Scher, Craig                                  5,000               220                         1,042
Schultz, Kimberly                            20,000               880                         4,168
Skinner, Mark                                10,000               440                         2,084
Trager, Michael                               5,000               220                         1,042
Trager, Michael fbo Kevy
  Trager Profit Sharing Plan                  5,000               220                         1,042
Tripodi, Louis                               10,000               440                         2,084
Ullman, Allan                                 5,000               220                         1,042
Von Arx, Dolph W. Trust
 Dtd. 8/18/88                                30,000             1,320                         6,253

Weissenborn, Stanton F.                      10,000               440                         2,084
Winjum, Scott                                20,000               880                         4,168
Winstead, David V.                           20,000               880                         4,168
Yale Asset Management, Inc.               1,250,000           446,418                     2,113,083
Zeier, Doris M. Revocable Trust              10,000               440                         2,084
                                          ---------           -------                     ---------
                                          2,120,000           548,584                     2,668,584
                                          =========           =======                     =========

      On February 3, 2000, the Registrant issued 970,285 shares of common stock to Young, LLC in consideration of that investor's payment of $4,000,000. The transaction was consummated as a private placement with an "accredited investor" which was exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D.

      On April 26, 2000, the Registrant issued 960,096 shares of common stock to each of Keith Becker and Gerard Kreischer, and 480,048 shares of common stock to American Capital Ventures, Inc. in connection with Registrant's acquisition of 80% of the issued and outstanding shares of the common stock of GKB Software, Inc. from those individuals. The issuance of such Common Stock was made pursuant to the exemption from registration accorded under Section 4(2) of the Securities Act.

Item 27. Exhibits

Exhibit
Number                                Description
------                                -----------

2.1           Certificate of Incorporation, as Amended

2.2           By-laws

4.1           Specimen stock certificate of common stock

4.2           1999 Stock Option Plan (the "Plan")

4.3           Form of Option issuable under the Plan.

4.4 Common Stock Purchase Agreement dated February 3, 2000 between the Company and Young LLC

4.5           Letter Agreement dated February 3, 2000 between the Company and
              Young LLC

4.6 Registration Rights Agreement dated February 3, 2000 between the Company and Young LLC

4.7           Warrant dated February 3, 2000 issued by the Company to Young LLC

4.8 Warrant dated February 3, 2000 issued by the Company to Ladenburg Thalmann & Co., Inc.

4.9 Stock Purchase Option dated June 7, 2000 issued by the Company to Boru Enterprises, Inc.

10.1          Employment agreement between the Company and William R. Becker

10.2          Employment agreement between the Company and Matthew Cohen

10.3          Delray Lease

10.4          Coral Springs Lease

10.5 Lease dated the 28th day of October 1991 between Mass Mutual Life Insurance Co. and Express Financial Corporation

10.6 Office Service Agreement made May 27, 2000 between Vantas Long Island, LLC and GKB Software, Inc.

10.7          Standard Form of JoinUsOnline.com Benefit and Service Portal
              Agreement

10.8          Standard Form of JoinUsOnline Benefit and Service Agreement

10.9 ISO Services and marketing Agreement made as of the 29th day of February 2000 between EFS National Bank and Integrated Merchant Services, Inc.

10.10 Member Service Provider Credit Card Processing Agreement dated the 28th day of January 2000 among Nova Information Systems, Inc., Imperial Bank and Integrated Merchant Services, Inc.

10.11 Agreement dated January 27, 2000 between the Company and Boru Enterprises, Inc.

10.12         Agreement dated June 7, 2000 between the Company and Boru
              Enterprises, Inc.

21            The Company's Subsidiaries

23.1          Consent of Robert Jarkow, CPA

23.2          Consent of Grant Thornton LLP

23.3          Consent of Hall Dickler Kent Goldstein & Wood

24            Power of Attorney (see page II-8)

27.1          Financial Data Schedule

27.2          Financial Data Schedule

Item 28. Undertakings

(a)   Rule 415 Offering. Registrant will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statements to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(e) Request for acceleration of effective date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on August 7, 2000.

                                       Interactive Technologies.Com, Ltd.


                                       By: /s/ William R. Becker
                                           ------------------------------------
                                           William R. Becker, Chief (Principal)
                                           Executive Officer

                                POWER OF ATTORNEY

Each person whose signature appears appoints each of William R. Becker and Matthew J. Cohen, his agent and attorney-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments) to the Registration Statement to which this power of attorney is attached.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ William R. Becker           Chief (Principal) Executive    August 7, 2000
-----------------------------   Officer, Director
     William R. Becker


/s/ Matthew J. Cohen            Chief (Principal) Financial    August 7, 2000
-----------------------------   Officer, Director
     Matthew J. Cohen


/s/ Peter Tamayo                Director                       August 7, 2000
-----------------------------
     Peter Tamayo, Jr.


/s/ Lawrence J. Brady           Director                       August 7, 2000
-----------------------------
     Lawrence J. Brady


/s/ Charles R. McCarthy         Director                       August 7, 2000
-----------------------------
 Charles R. McCarthy, Jr.

                                  EXHIBIT INDEX
Exhibit
Number                          Description                                 Page
------                          -----------                                 ----

2.1           Certificate of Incorporation, as Amended

2.2           By-laws

4.1           Specimen stock certificate of common stock

4.2           1999 Stock Option Plan (the "Plan")

4.3           Form of Option issuable under the Plan.

4.4           Common Stock Purchase Agreement dated February 3, 2000
                between the Company and Young LLC

4.5           Letter Agreement dated February 3, 2000 between the
                Company and Young LLC

4.6           Registration Rights Agreement dated February 3, 2000
                between the Company and Young LLC

4.7           Warrant dated February 3, 2000 issued by the Company to
                Young LLC

4.8           Warrant dated February 3, 2000 issued by the Company to
                Ladenburg Thalmann & Co., Inc.

4.9           Stock Purchase Option dated June 7, 2000 issued by the
                Company to Boru Enterprises, Inc.

10.1          Employment agreement between the Company and William R.
                Becker

10.2          Employment agreement between the Company and Matthew
                Cohen

10.3          Delray Lease

10.4          Coral Springs Lease

10.5          Lease dated the 28th day of October 1991 between Mass
                Mutual Life Insurance Co. and Express Financial
                Corporation

10.6          Office Service Agreement made May 27, 2000 between
                Vantas Long Island, LLC and GKB Software, Inc.

10.7          Standard Form of JoinUsOnline.com Benefit and Service
                Portal Agreement

10.8          Standard Form of JoinUsOnline Benefit and Service
                Agreement

10.9          ISO Services and marketing Agreement made as of the
                29th day of February 2000 between EFS National Bank and Integrated Merchant Services, Inc.

10.10         Member Service Provider Credit Card Processing
                Agreement dated the 28th day of January 2000 among Nova Information Systems, Inc., Imperial Bank and
                Integrated Merchant Services, Inc.

10.11         Agreement dated January 27, 2000 between the Company
                and Boru Enterprises, Inc.

10.12         Agreement dated June 7, 2000 between the Company and
                Boru Enterprises, Inc.

21            The Company's Subsidiaries

23.1          Consent of Robert Jarkow, CPA

23.2          Consent of Grant Thornton LLP

23.3          Consent of Hall Dickler Kent Goldstein & Wood

24            Power of Attorney (see page II-8)

27.1          Financial Data Schedule

27.2          Financial Data Schedule